EXHIBIT 10.94

LOAN AGREEMENT FOR $90,000,000 LOAN ASSUMED WITH LANDESBANK
SCHLESWIG-HOLSTEIN GIRONZENTRALE, KIEL

LOAN AGREEMENT

Dated as of December 20, 2001

among

LANDESBANK SCHLESWIG-HOLSTEIN GIRONZENTRALE, KIEL,
as Agent and as a Lender

and

THE SEVERAL OTHER LENDERS FROM TIME TO TIME
PARTIES HERETO, as Lenders

and

DOUGLAS EMMETT JOINT VENTURE,
as Borrower

i

		Page(s)
4.15	Insolvency and Related Matters	28
4.16	Intangible Assets	29
4.17	Schedules	29
4.18	Tenant Leases	29
4.19	Ownership by Benefit Plan Investor	29
4.20	Modifications to Organizational Documents	29
4.21	Fraudulent Conveyance	30
4.22	Access/Utilities	30
4.23	Special Assessments	30
4.24	Flood Zone	30
4.25	Condemnation Proceedings	30
4.26	Brokers	30
4.27	Survival of Representations and Warranties	31

ARTICLE 5 AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)		31
5.1	Payment of Taxes and Other Potential Liens	31
5.2	Preservation of Existence	31
5.3	Maintenance of Property; Compliance with Agreements	31
5.4	Compliance With Laws	32
5.5	Inspection Rights	32
5.6	Keeping of Records and Books of Account	32
5.7	Maintenance of Insurance	32
5.8	Prohibition Against Distributions and Application of Gross Revenues to Other Expenditures of the Borrower	32
5.9	Capital Requirements	32
5.10	Separateness Covenants	33
5.11	Trade Payables	34
5.12	Application of Insurance and Condemnation Proceeds	34
5.13	Debt Service Coverage Ratio	34
5.14	Interest Rate Protection Agreement	35
5.15	Impound	35

ARTICLE 6 NEGATIVE COVENANTS		35
6.1	Hypothecation or Disposition of the Property	35
6.2	Mergers	36
6.3	ERISA	36
6.4	Change in Nature of Business	37
6.5	Change in Fiscal Year	37
6.6	Limitation on Ownership by Benefit Plan Investors	37
6.7	Distributions	37
6.8	Additional Indebtedness	37
6.9	Management Fees	37
6.10	Total Indebtedness	37

ARTICLE 7 INFORMATION AND REPORTING REQUIREMENTS		37

		Page(s)
7.1	Financial and Business Information	37
7.2	Revisions or Updates to Schedules	39

ARTICLE 8 EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT		40
8.1	Events of Default	40
8.2	Remedies Upon Event of Default	42

ARTICLE 9 MISCELLANEOUS		43
9.1	Cumulative Remedies; No Waiver	43
9.2	Amendments; Consents	43
9.3	Costs, Expenses and Taxes	43
9.4	Nature of Lenders’ Obligations	44
9.5	Reliance Upon Representations and Warranties	44
9.6	Notices	44
9.7	Execution of Loan Documents; Counterparts	45
9.8	Indemnity by the Borrower	45
9.9	Nonliability of the Lenders	45
9.10	No Third Parties Benefited	46
9.11	Further Assurances	46
9.12	Integration	46
9.13	Modifications and Amendments	47
9.14	Effectiveness	47
9.15	Governing Law	47
9.16	Severability of Provisions	47
9.17	Headings	47
9.18	Time of the Essence	47
9.19	JURY TRIAL WAIVER, ETC	47
9.20	Non-Recourse	48
9.21	Substitution of DERA	48
9.22	Property Management	48
9.23	Invoices	48
9.24	Standard of Reasonableness	48
9.25	Confidential Information; Press Releases	49
9.26	Successors and Assigns	49
9.27	Participations and Syndication	49
	(a) Appointment and Responsibilities of the Agent:	49
	(b) The Loans	53
	(c) Decisions	54
	(d) Successors and Assigns; Participations; Assignments	56
	(e) Defaulting Lenders	59
	(f) Miscellaneous	59
9.28	Financing Statements	61
9.29	Leasing Matters	61
9.30	Borrower’s Request	62
9.31	Agent and Lender Response	62

Page(s)
9.32	Subordination, Non-Disturbance and Attornment Agreements	63

This AGREEMENT is entered into by and among LANDESBANK SCHLESWIG-HOLSTEIN GIRONZENTRALE, KIEL, as Agent and as a Lender, the several banks and other financial institutions or entities from time to time parties to this Agreement, as Lenders, and DOUGLAS EMMETT JOINT VENTURE, as Borrower.

The parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

1.1    Defined Terms.    As used in this Agreement, the following terms shall have the meanings set forth respectively after each:

“Adjusted LIBO Rate” means a rate of interest per annum determined in accordance with the following formula:

LIBO Rate	+ Libor Margin
1.00 – Reserve Requirements

“Administrative Fee” means the annual fee payable to Agent for its own account as provided in the Fee Letter.

“Affiliate” means, as to any Person, (a) any other Person which, directly or indirectly through one or more intermediaries controls, or is under common control with, or is controlled by, (i) such Person or (ii) any general partner of such Person; (b) any other Person five percent (5%) or more of the equity interest of which is held beneficially or of record by (i) such Person or (ii) any general partner of such Person, or (c) any general or limited partner of (i) such Person or (ii) any general partner of such Person. As used in this definition, “control” (and its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, family relationship or otherwise).

“Agent” means LB Kiel or any other Person appointed as a successor Agent pursuant to Section 9.27(a)(9) hereof.

“Agreement” means this secured term loan agreement, as it may from time to time be supplemented, modified, amended, restated or extended.

“Alternate Rate” means the sum of (a) the Federal Funds Rate, (b) the applicable Libor Margin and (c) .20% per annum.

“Alternate Rate Loan” means a Loan bearing interest at the Alternate Rate.

“Appraisal” means a written statement independently and impartially prepared by a Qualified Appraiser setting forth an opinion as to the market value of an adequately described

Property as of a specific date, supported by the presentation and analysis of relevant market information and which is in compliance with FIRREA.

“Appraised Value” means the “as-is” fair market value of the Property as established by an Appraisal.

“Approved Leases” means any lease of space in the Building which satisfies the requirements of Section 9.29 of this Agreement.

“Arrangement Fee” means the fee payable to Agent for its own account as provided in the Fee Letter.

“Assigned Amount” means the Dollar amount of the Loan allocated or assigned to or retained by Lenders pursuant to the terms of this Agreement.

“Assignee” means any Eligible Lender which is the holder of one of the Notes.

“Assignment and Acceptance” means an agreement between Lenders and an Assignee substantially in the form attached hereto as Exhibit A.

“Borrower” means Douglas Emmett Joint Venture, a California general partnership.

“Building” means the improvements located upon the Real Property and all land, easements, rights and appurtenances relating thereto.

“Business Day” means any day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City and in Frankfurt am Main, Germany; and, whenever such day relates to a Libor Loan, any such day in which Dollar deposits are also carried out in the London interbank market and banks are open for business in London, England, New York City and Frankfurt am Main, Germany.

“Capital Commitments” means (a) the obligations of the General Partners to contribute capital to the Borrower and (b) the obligations of the Limited Partners to contribute capital to the General Partners upon the request of DERA.

“Capital Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof (other than a ground lease), which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligation at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Flow” means Net Operating Income less the sum of (a) Debt Service and (b) the cost of tenant improvements and leasing commissions.

“Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group, other than Dan Emmett, Jordan Kaplan, Chris Anderson or Ken Panzer of a Controlling interest in the General Partners or in DERA or in any substitute general partner permitted pursuant to the terms of Section 9.21 of this Agreement.

“Closing Date” means the date upon which the Deed of Trust securing the Obligations is recorded in the official records of Los Angeles County.

“Code” means the California Health and Safety Code, as amended from time to time.

“Collateral” means such property of the Borrower as may now or hereafter become subject to a Lien in favor of the Lenders.

“Collateral Documents” means all security agreements, deeds of trust, mortgages, assignments, pledge agreements, financing statements, consents and other documents granting Liens to the Lenders pursuant to this Agreement, or perfecting, effecting, facilitating, consenting to, providing notice of or otherwise evidencing such Liens, including, without limitation, any Deed of Trust.

“Commitment” means $90,000,000.

“Conditions Survey” means a detailed report made by a Qualified Engineer describing the results of an investigation and inspection of the Property conducted not earlier than ninety days prior to the Closing Date, which report shall (i) address the structural integrity of the Building, including all electrical, plumbing and mechanical elements and systems, (ii) state any repairs which the Property may need, including deferred maintenance, and (iii) recommend an appropriate reserve for replacements for the term of the Loan plus two years and shall include a probable maximum loss study.

“Contingent Obligations” means, as applied to any Person, any direct or indirect liability or obligation of that Person, the payment or satisfaction of which is contingent upon the occurrence of some future event or condition other than the passage of time, as determined in accordance with GAAP.

“Contracts” means all agreements with any Person to provide goods or services for the benefit of the Property, including, but not limited to, maintenance, management and service contracts.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have the meanings correlative thereto.

“Debt Service” means payments required to be made by Borrower (a) under the Interest Rate Protection Agreement, while such agreement is in effect or (b) to Lenders in payment of interest due on the Loan.

“Debt Service Coverage Ratio” means the Net Operating Income from the Property for the calendar quarter in question divided by the interest which would accrue on the Principal Balance for the calendar quarter in question using an interest rate equal to the greater of (a) the interest rate applicable under the Interest Rate Protection Agreement obtained by Borrower, if any (b) the interest rate applicable to the Principal Balance as set forth in this Agreement, if there is no Interest Rate Protection Agreement in effect or (c) eight percent (8%) per annum.

“Debt Service Coverage Ratio Certificate” means a certificate executed by a Responsible Official of the Borrower in the form attached hereto as Schedule 5.13.

“Decisions” means all decisions, consents, waivers, approvals and other actions authorized to be taken under or in connection with the Loan Documents by the Agent or the holder of any of the Notes.

“Deed of Trust” means the Deed of Trust, Assignment of Rents and Security Agreement executed and delivered by the Borrower to the Lenders pursuant to Section 3.1(a)(3) hereof.

“Default” means any event which, with notice or passage of time or both, would become an Event of Default.

“Defaulting Lender” means any Lender which has become subject to the Agent’s set-off rights under Section 9.27(e)(1) hereof.

“Default Rate” means the lesser of (a) the maximum rate of interest allowed by applicable Law, if interest is restricted to a maximum rate, and (b) five percent (5%) per annum in excess of the interest rate in effect from time to time in accordance with the terms of this Agreement in the absence of an Event of Default.

“DERA” means Douglas Emmett Realty Advisors, a California corporation

“DERF” means Douglas Emmett Realty Fund, a California limited partnership.

“DERF2” means Douglas Emmett Realty Fund No. 2, a California limited partnership.

“Dollars” or “$” means United States dollars.

“Eligible Lender” means (a) any German public sector bank, Landesbank, or savings bank organized under the laws of the Federal Republic of Germany (b) any commercial bank organized or licensed under the laws of the United States of America, or any state thereof or under the laws of another country that is a member of the Organization for Economic Cooperation and Development so long as (i) such bank has a combined capital and surplus of at least US $1,000,000,000, and total assets of at least US $25,000,000,000, and (ii) such bank (or the holding company thereof) shall have a long-term senior unsecured indebtedness rating of BBB+ or better by Standard & Poor’s (if rated by Standard & Poor’s) and Baal or better by Moody’s Investor Service, Inc. (if rated by Moody’s Investor Service, Inc.); (c) any Person to which a portion of the Loan has previously been assigned and/or participated in compliance with the terms of Section 9.27 of this Agreement; and (d) subject to the prior consent of Borrower, any other Person, provided that (i) such consent shall not be required if any Event of Default has occurred and is continuing at the time of the assignment of an interest in the Loan or a grant of a participation, (ii) such consent (if required) shall not be unreasonably withheld and (iii) such consent shall be deemed to have been given unless written notice of disapproval is delivered by the Borrower to the Lenders within five (5) Business Days after notice of such proposed assignment and/or participation has been delivered to Borrower. If an Eligible Lender is not a U.S. Person it shall have submitted to Lenders a Form 1001, Form W-8BEN, or Form 4224 of the United States Department of the Treasury.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

“Environmental Audit Report” means a written report prepared, at the Borrower’s sole cost and expense, in accordance with American Society for Testing and Materials standards, and meeting all requirements of the domestic Governmental Agency having jurisdiction over the Property, by a licensed consultant or other Person reasonably acceptable to the Agent evaluating the presence of Hazardous Materials, in, on or around the Property and confirming, if applicable, that all Hazardous Materials described in such report have been mitigated in accordance with the requirements of the California Department of Toxic Substances Control and any other applicable domestic, Governmental Agency. The Environmental Audit Report shall be a Phase 1 Report or its equivalent unless further investigation, cleanup, mitigation or other action is indicated in the Phase 1 Report, in which case, the Environmental Audit Report shall be a Phase 2 or other level appropriately indicated in the Phase 1 or any supplemental report.

“Environmental Consultant” means the consultant selected by Agent to prepare the Environmental Audit Report.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, licenses, authorizations and permits of, and agreements with, any domestic Governmental Agency, in each case relating to environmental, health and safety matters; including CERCLA, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource, Recovery and Recycling Act, the California Water Code and the Code.

“Event of Default” shall have the meaning set forth in Section 8.1 hereof.

“Estoppel Certificates” means statements from tenants of portions of the Properties with respect to their respective leases in form and substance satisfactory to the Agent and its counsel.

“Federal Funds Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the

Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the next succeeding day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) to the extent that the Federal Funds Rate is not available, the Prime Rate shall be used in its place and stead.

“Fee Letter” means that certain letter between Agent and Borrower of even date herewith which sets forth the obligation of Borrower to pay to Agent for its own account the Administrative Fee and the Arrangement Fee.

“Financial Statements” means the financial statements referenced in Section 4.5 hereof.

“FIRREA” means the Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

“Fiscal Quarter” means a fiscal quarter of the Borrower.

“Fiscal Year” means each fiscal year of the Borrower, ending on December 31 of each year.

“GAAP” or “generally accepted accounting principles” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the U.S. accounting profession which are applicable to the circumstances as of the date of determination.

“General Partners” means the general partners of the Borrower which are Douglas Emmett Realty Fund, a California limited partnership and Douglas Emmett Realty Fund No. 2, a California limited partnership.

“Governmental Agency” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or (c) any court, administrative tribunal or public utility.

“Gross Revenues” means for any period the receipts of every kind and nature from the Property, including, without limitation, all rents, receipts and any other payments of every kind and nature paid to or for the benefit of the Borrower, including, without limitation, any tax, insurance and operating expense payments or reimbursements, and amounts paid to the Borrower from any concessionaire or licensee at the Property, but excluding termination fees received from tenants in connection with the termination of leases, real estate tax refunds (including refunds which are refundable to tenants on account of prior pass-throughs of real estate taxes), insurance and condemnation proceeds, any amount received in connection with the rejection of any lease in any bankruptcy, reorganization, arrangement or other insolvency proceeding and fees received by the Borrower for management, maintenance or other services, interest income and any other extraordinary nonrecurring items.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

“Indebtedness” of any Person means at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables and accrued expenses incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) all guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above and (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. Notwithstanding the foregoing, Indebtedness shall not include Contingent Obligations of Borrower under hedging instruments associated with floating rate indebtedness.

“Indemnity” means the indemnity to be executed and delivered by the Borrower to the Lenders pursuant to Section 3.1(a)(4) hereof.

“Individual Loan” means the Assigned Amount and Percentage Interest assigned to a Lender which is evidenced by one of the Notes.

“Intangible Assets” means assets that are considered intangible assets under GAAP, consistently applied, including, without limitation, goodwill, patents, trademarks, trade names, copyrights and other intangible property, including, without limitation, all names and/or logos used or proposed to be used by the Borrower and/or the General Partner exclusively in connection with the Property, but none of the foregoing to the extent same are used in connection with any other property owned by the Borrower and/or the General Partner.

“Interest Payment Date” means the date through which interest is accrued and on which interest is due. Interest, whether payable on an Alternate Rate Loan or a Libor Loan, shall be payable monthly in arrears, measured from the first day of each Libor Loan and Alternate Rate Loan, as applicable, until the Note is repaid in full.

“Interest Period” means with respect to any Libor Loan:

(a)    initially, the period commencing on the borrowing or conversion date, as the case may be and ending one, two, three, six or twelve months thereafter, as selected by Borrower in its Rate Request given with respect thereto; and

(b)    thereafter, each period commencing on the last day of the then-expiring Interest Period applicable to such Libor Loan and ending one, two, three, six or twelve months thereafter, as selected by Borrower in its Rate Request; provided, however, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)    if any Interest Period pertaining to a Libor Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)    any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date;

(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the subsequent calendar month; and

(iv)    any Interest Period shall match a period selected under the Interest Rate Protection Agreement in effect during such Interest Period.

“Interest Rate Protection Agreement” means a hedging product to be approved by the Agent.

“Laws” means, collectively, all federal, state and local statutes, treaties, rules, regulations, ordinances, codes and published administrative or judicial precedents.

“LB Kiel” means Landesbank Schleswig-Holstein Gironzentrale, Kiel.

“Lease Package” has the meaning set forth in Section 9.31 of this Agreement.

“Lenders” means LB Kiel and any other Person making an Individual Loan to Borrower pursuant to the terms of this Agreement.

“Libor Loan(s)” means loan(s) bearing interest at the Adjusted LIBO Rate.

“Libor Margin” means 1.15% per annum.

“LIBO Rate” means for any Interest Period for any Libor Loan the rate per annum appearing on page 3750 of the Dow Jones Markets (Telerate) Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service as determined by Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m. London time two (2) Business Days prior to the first day of such Interest Period as the rate for the offering of Dollar deposits having a term comparable to such Interest Period, provided, that if such rate does not appear on such page, or if such page, in the reasonable judgment of Agent shall cease accurately to reflect the rate offered by leading banks in the London interbank market as reported by any publicly available source of similar market data selected by Agent, the Libor Loan will be converted into an Alternate Rate Loan and shall bear interest at the Alternate Rate.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting the Property, including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and/or the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction.

“Limited Partners” means the limited partners’ of the General Partners.

“Loan” means the loan to be made to the Borrower by the Lenders pursuant to the terms of this Agreement in the amount of the Commitment.

“Loans” means two or more Individual Loans.

“Loan Documents” means, collectively, this Agreement, the Note, the Collateral Documents, the Indemnity and any other certificates, documents or agreements of any type or nature heretofore or hereafter executed or delivered by the Borrower and/or any one or more of its Affiliates to the Lenders in any way relating to or in furtherance of this Agreement, in each case as the same may from time to time be supplemented, modified, amended, restated or extended.

“Loan Proceeds” means any and all advances of the Loan made by the Lenders to or for the benefit of the Borrower.

“Loan-to-Value Ratio” means the ratio, stated as a percentage, of the Loan to the Appraised Value of the Property.

“London Banking Day” means any day on which dealings and deposits in Dollars are transacted in the London interbank market.

“Major Lease” means any lease of the Building which affects together with any other existing leases with the same tenant more than 27,000 square feet of rentable space in the Building or which would affect more than 5% of the gross rental income of the Building.

“Management Agreement” means each agreement between the Borrower and the Management Company pursuant to which the Management Company is managing the Building.

“Management Company” means Douglas Emmett and Company, a California corporation.

“Material Adverse Effect” means (a) a materially adverse effect on the assets, business, operations, properties or condition (financial or otherwise) of the Borrower or the General Partner, (b) a material impairment of the ability of the Borrower or the General Partner to perform in all material respects any of its material obligations hereunder or under the Note or any other Loan Documents, or (c) a material impairment of the validity or enforceability of, or a material impairment of the rights, remedies or benefits available to the Lenders under this Agreement or the Note or any of the other Loan Documents.

“Maturity Date” means the date which is five (5) years from the Closing Date.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

“Nestle Lease” means that certain office lease dated December 22, 1987, between Nestle USA, Inc., a Delaware corporation, formerly known as Nestle Food Company, a Delaware corporation, and Carnation Company, a Delaware corporation, as tenant, and Borrower (as successor in interest to Eight Hundred North Brand Boulevard, a California limited partnership), as landlord, as said lease has been amended.

“Net Operating Income” means the amount by which Gross Revenues exceed Operating Expenses.

“Note” or “Notes” means the promissory note executed and delivered by the Borrower to the Lenders pursuant to Section 3.1(a)(2) hereof in the principal amount of $90,000,000 (and any promissory notes that may be issued in substitution, renewal, extension, replacement or exchange therefor).

“Obligations” means all present and/or future obligations of every kind or nature of the Borrower or any Party at any time and/or from time to time owed to the Lenders under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any bankruptcy or insolvency proceeding by or against the Borrower, the General Partner or any Party.

“Operating Account” means the account maintained by Borrower into which all Gross Revenues are deposited and from which all Operating Expenses are paid.

“Operating Expenses” means for any period all costs and expenses other than the cost of tenant improvements and leasing commissions incurred in connection with or arising from the ownership, operation, management, repair, replacement, maintenance, use or occupancy of the Property or any part thereof, including reserves for replacements with respect to the Property in the amount of 9 cents per annum for each rentable square foot of space in the Property, whether or not such reserves are actually maintained by the Borrower, which reserves shall have been determined by a Qualified Engineer commissioned by the Agent to inspect the Property prior to the Closing Date.

“Opinion of Counsel” means a written legal opinion of Allen, Matkins, Leck, Gamble & Mallory, counsel to the Borrower, in form and substance satisfactory to the Agent and its counsel, together with copies of any factual certificates relied on in rendering such opinion.

“Party” means any Person (including the Borrower and/or any Affiliates of the Borrower), other than the Lenders, which now or hereafter is a party to any of the Loan Documents.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

“Percentage Interest” means the percentage of the Commitment allocated to each Lender which, as of the Closing Date, is allocated 100% to LB Kiel and, thereafter, the percentage of the Commitment assigned to or retained by a Lender pursuant to Section 9.27 hereof, determined by dividing the Assigned Amount allocated or assigned to or retained by said Lender by $90,000,000 and multiplying the quotient by 100%.

“Permits” means all permits, leases, licenses, agreements and franchises required for the operation, use, occupancy or sale of all or any portion of the Property.

“Permitted Encumbrances” means, with respect to the Property, all liens, restrictions and other title limitations approved by the Agent and its counsel in writing as permitted exceptions to the title policy covering the Property and real estate taxes which are a lien but which are not then due and payable.

“Person” means any individual or entity, whether a trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, Governmental Agency, or otherwise.

“Personal Property” means all of the Borrower’s right, title and interest, whether now existing or hereafter acquired, in and to all furniture, furnishings, fixtures, machinery, equipment, inventory, accounts, chattel paper, instruments, general intangibles and other personal property of every kind, tangible and intangible, now or hereafter (a) with respect to tangible personal property, either (i) located on or about the Property, (ii) used or to be used in connection with the Property or (iii) incorporated or intended to be incorporated into the Property, or (b) with respect to intangible personal property, relating to or arising with respect to the Property.

“Plan” means any employee benefit plan subject to ERISA and maintained by the Borrower or to which the Borrower is required to contribute on behalf of its employees.

“Prime Rate” means, the per annum rate of interest publicly announced from time to time by LB Kiel at Kiel, Germany as its Prime Rate (which is not necessarily the lowest interest rate offered by LB Kiel).

“Principal Balance” means the outstanding principal balance of the Note from time to time.

“Property” means the Real Property, the Personal Property, the Leases, the Contracts, and to the extent transferable, all of borrower’s right, title and interest in and to all tangible and intangible assets of any nature relating solely to the Property, including, without limitation, (a) all warranties upon the Improvements, (b) rights to any plans, specifications, engineering studies, reports, drawings and prints relating to the construction, modification and alteration of the Improvements, (c) all works of art, graphic designs and other intellectual or intangible property used by borrower in connection with the Property, including any trade name associated with the Improvements, (d) all claims and causes of action arising out of or in connection with the Property and (e) the Permits.

“Qualified Appraiser” means a California certified appraiser who is a member of the Appraisal Institute and has at least five years experience in the valuation of commercial properties similar to the Property and located in the geographic area in which the Property is located.

“Qualified Engineer” means a duly licensed structural engineer who has at least five years of experience investigating, inspecting and evaluating the physical condition of commercial properties similar to the Property.

“Rate Request” means, Borrower’s irrevocable telecopier notice, to be received by Agent by 11 a.m. New York time three (3) Business Days prior to the date specified in the Rate Request for the commencement of the Interest Period (which specified date must be a Business Day), of: (a) its intention to have all or any portion of the Principal Balance under the Note bear interest as a Libor Loan; and (b) the Interest Period desired by borrower in respect of the amount specified expressly stating the starting and ending date of such Interest Period.

“Real Property” means that certain real property located at 800 North Brand Boulevard, Glendale, California, and the improvements located thereon, consisting of a 20-story, 545,920 rentable square foot Class A office tower and an adjacent parking garage with two levels of below ground parking and six levels of elevated parking with a total of 1,552 parking spaces.

“Regulation D” means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

“Required Lenders” means one or more Lenders holding aggregate Percentage Interests of sixty-six and two-thirds percent (66 2/3%) or more.

“Reserve Account” means the interest bearing account to be maintained by Borrower with Agent pursuant to Section 5.13.

“Reserve Requirements” means for any day as applied to a Libor Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day, if any, (including without limitation supplemental, marginal and emergency reserves) under any regulations of the Board of Governors of the Federal Reserve

System or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D) required to be maintained by Lenders or its participants, if any. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by any Lenders or any Lender’s respective participants, if any, by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBO Rate is to be determined as provided by this Agreement or (b) any category of extensions of credit or other assets which includes loans the interest rate on which is determined on the basis of rates used in determining the LIBO Rate.

“Response Time” has the meaning set forth in Section 9.31 of this Agreement.

“Responsible Official” means when used with reference to the Borrower, any of the following corporate officers of DERA: Chief Executive Officer, President, Senior Vice President, Chief Financial Officer, Treasurer, Vice President-Finance, General Counsel, and/or Secretary and with respect to any other Person, that certain individual or those individuals having authority to act for that Person in connection with the matter in question. Except as otherwise specifically provided herein, any requirement that any document or certificate be signed or executed by any Person requires that such document or certificate be signed or executed by a Responsible Official of such Person, and that the Responsible Official signing or executing such document or certificate on behalf of such Person shall be authorized to do so by all necessary corporate, partnership and/or other action.

“Right of Others” means, as to any property in which a Person has an interest, any legal or equitable claim, right, title or other interest (other than a Lien) in or with respect to that property held by any other Person, and any option or right held by any other Person to acquire any such claim, right, title or other interest, including any option or right to acquire a Lien.

“Standard Form Lease” has the meaning set forth in Section 9.29 of this Agreement.

“Subordination, Non-Disturbance and Attornment Agreement” means an agreement between a tenant of the Property and the Lenders, in the form attached hereto as Exhibit “B.”

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Party” means the Person providing the Interest Rate Protection Agreement, which Person shall be a financial institution having a long-term senior unsecured indebtedness rating of A or better by Standard & Poor’s (if rated by Standard & Poor’s) and A2 or better by Moody’s Investor Service, Inc. (if rated by Moody’s Investor Service, Inc.).

“Title Company” means Chicago Title Insurance Company or such other title insurer as shall be approved by the Agent.

“to the best knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by the Responsible Official of that Person most likely to know whether the representation, warranty or other statement is true) making the representation, warranty or other statement, to such individuals actual conscious awareness, without any imputed duty of further investigation or inquiry.

“Total Assets” means, at any date, the value of all of the assets of the Borrower and its wholly owned Subsidiaries on a consolidated basis, determined in accordance with market value GAAP.

1.2    Use of Defined Terms.    Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

1.3    Accounting Terms.    All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP in effect from time to time, and applied on a consistent basis, except as otherwise specifically prescribed herein, e.g., the audited annual and quarterly Financial Statements are currently based on market value GAAP rather than historical cost GAAP, and monthly Financial Statements are prepared on cash basis accounting principles, consistently applied.

1.4    Exhibits and Schedules.    All exhibits and schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference.

ARTICLE 2
CREDIT FACILITY

2.1    General Provisions Regarding Loan and Borrowing Procedures.

(a)    Subject to the terms and conditions set forth in this Agreement, the Lenders agree to make the Loan to the Borrower, which Loan shall be in the amount of the Commitment and the Loan shall be disbursed to the Borrower in accordance with the provisions of this Agreement.

(b)    The Loan shall be evidenced by the Note and secured by the Deed of Trust and the other Collateral Documents.

(c)    If funding does not occur within three (3) Business Days of the Closing Date, then the Borrower shall give the Lenders notice (which notice must be received by the

Agent prior to 11:00 a.m., New York City time, at least five (5) Business Days prior to the anticipated disbursement date) requesting that the Lenders make the advance of Loan Proceeds on the disbursement date and specifying the amount to be borrowed.

(d)    The Borrower shall reimburse the Agent for all costs and expenses associated with the Loan including, but not limited to, the fees and disbursements of Loeb & Loeb LLP (outside legal counsel to the Agent), recording fees and title insurance premiums.

(e)    The purpose of the Loan is to refinance the existing debt on the Property. Agent shall have the right, but not the obligation, to investigate the use of Loan Proceeds.

2.2    Interest Rates.    Notwithstanding anything herein to the contrary, if an Event of Default shall have occurred and be continuing, then, until such Event of Default is cured, the Lenders shall have the option to convert any Libor Loan to an Alternate Rate Loan effective upon notice to the Borrower in accordance with the notice provisions set forth in this Agreement, and thereafter, if the Lenders elect to exercise such option, the interest rate on such Loan shall be the Alternate Rate.

2.3    Principal and Interest and Late Payments.

(a)    Interest on the unpaid Principal Balance computed from the date of disbursement of the Loan to the Borrower until repaid, whether computed at the Alternate Rate or the Adjusted LIBO Rate, shall accrue from the date of disbursement and shall be payable monthly in arrears on the applicable Interest Payment Date until the Note is repaid in full. If the Borrower requests a disbursement of Loan Proceeds to an escrow in connection with its refinancing of the Property, the Borrower agrees to pay interest from the date the Loan Proceeds are disbursed by the Lenders to escrow regardless of when the funds are actually disbursed by escrow to the Borrower or for the Borrower’s benefit.

(b)    If not sooner paid, the Principal Balance shall be due and payable on the Maturity Date as the same may be accelerated pursuant to the terms of the Loan Documents.

(c)    Should any installment of principal or interest or any fee or cost or other amount payable under any Loan Document not be paid when due, it shall thereafter bear interest, at the option of Agent, at the Alternate Rate unless pursuant to the terms of this Agreement the Default Rate applies, in which event the Default Rate shall apply.

2.4    Late Payment Premium and Default Rate.

(a)    Borrower shall pay to Agent a late payment premium in the amount of 5% of any payments of regular monthly principal, interest, fees or other amounts payable under the Loan Documents made more than five (5) days after the due date thereof, which late payment premium shall be due with any such late payment; provided, however, such late payment premium shall not apply unless Borrower has received written notice from Agent that such payment has not been received and such payment is not thereafter received within two (2) Business Days after receipt of said written notice by Borrower.

(b)    Upon the occurrence of an Event of Default, all amounts outstanding under the Loan, whether principal, interest, fees or other amounts, shall bear interest at the Default Rate until all such amounts are paid in full.

2.5    Computation of Interest and Fees.    All interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, including the first day and excluding the last day. If a Loan is repaid on the same day on which it is made one (1) day’s interest shall be paid on such Loan as well as any amounts payable pursuant to Section 2.6. Any change in the Prime Rate or the Federal Funds Rate shall be effective as of the day on which such change in rate occurs. Each determination of an interest rate by Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower in the absence of manifest error.

2.6    Breakage Costs.    Borrower agrees to compensate Lenders for any loss, cost or expense incurred by it as a result of (a) a default by Borrower in making a borrowing of, conversion into or continuation of a Libor Loan after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) a default by Borrower in making any prepayment after Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a prepayment of a Libor Loan on a day that is not the last day of an Interest Period with respect thereto.

2.7    Continuation Options.    Any Libor Loan may be continued upon the expiration date of its then current Interest Period by the Borrower pursuant to a Rate Request, provided that no Libor Loan may be continued: (i) when any Default or Event of Default has occurred and is continuing and Agent has determined that such a continuation is not appropriate or (ii) after the date that is one month prior to the Maturity Date. If Borrower fails to submit a Rate Request to Agent in accordance with the provisions of this paragraph, Agent shall continue the outstanding Libor Loan automatically as a one month Libor Loan.

2.8    Minimum Amounts and Maximum Number of Interest Periods.    All borrowings, conversions and continuations of the Loan and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of each LIBOR Loan shall be at least equal to $10,000,000. No more than three (3) Libor Loan Interest Periods may be outstanding at any time under this Agreement and the Note.

2.9    Unavailability.    In the event, and on each occasion, that on the day two (2) Business Days prior to the expiration of any Interest Period, the Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower) that U.S. Dollar deposits, in an amount approximately equal to the portion of the Principal Balance which is to bear interest at a particular Adjusted LIBO Rate during a particular Interest Period in accordance with the provisions of this Agreement, are not generally available at such time in the London interbank market, or reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such particular Interest Period, the Agent shall so notify the Borrower, and the interest rate applicable to the portion of the Principal Balance with respect to which such Adjusted LIBO Rate was to pertain shall automatically convert to the Alternate Rate as of the impending expiration date of an Interest Period, it being agreed that the Alternate Rate shall remain in effect thereafter with respect to such portion of the Principal Balance unless and until the Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower) that the aforesaid circumstances no longer exist, whereupon the interest rate applicable to such portion of the Principal Balance shall be converted back to an Adjusted LIBO Rate determined in the manner hereinabove set forth in this Agreement effective as of the first day of the month which commences three (3) Business Days or more after such good faith determination by the Agent.

2.10    Illegality.    If any change in any Law or in the interpretation thereof by any Governmental Agency charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain a Libor Loan with respect to the Principal Balance or any portion thereof or to fund the Principal Balance or any portion thereof at an Adjusted LIBO Rate in the London interbank market or to give effect to its obligations as contemplated by this Agreement, then, upon notice by the Agent to the Borrower in accordance with the notice provisions set forth in this Agreement, the interest rate applicable to such portion of the Principal Balance shall be automatically converted to the Alternate Rate, it being agreed that any notice given by the Agent to the Borrower pursuant to this sentence shall, such change in Law or interpretation permitting, be effective in so far as it pertains to any particular portion of the Principal Balance bearing interest at a particular Adjusted LIBO Rate on the impending expiration date of an Interest Period pertaining to such particular portion of the Principal Balance, or shall, such change not so permitting, be effective immediately upon notice being given by the Agent to the Borrower, and that the Alternate Rate shall thereafter remain in effect with respect to such portion of the Principal Balance unless and until the affected Lender shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower) that the aforesaid circumstances no longer exist, whereupon the interest rate applicable to such portion of the Principal Balance shall be converted to an Adjusted LIBO Rate determined in the manner hereinabove set forth in this Agreement effective three (3) Business Days after such good faith determination by the affected Lender. If the interest rate applicable to any portion of the Principal Balance is converted from an Adjusted LIBO Rate to the Alternate Rate on a date other than the expiration date of the applicable Interest Period in accordance with the provisions of the preceding sentence, the Borrower shall pay to the Agent on demand an amount equal to the breakage fees, if any, which would have been due pursuant to the provisions of Section 2.6 above if the portion of the Principal Balance bearing interest at such Adjusted LIBO Rate was prepaid in full on the date of such conversion.

2.11    Increased Costs.    The Borrower recognizes that the cost to any Lender of making or maintaining Libor Loans with respect to the Principal Balance or any portion thereof, may fluctuate, and, subject to the terms of Section 5.9 hereof, the Borrower agrees to pay the Agent within ten (10) days after demand by the Agent an additional amount or amounts as the affected Lender shall reasonably determine will compensate said Lender for additional costs incurred by said Lender in maintaining Libor Loans on the Principal Balance or any portion thereof as a result of:

(a)    the imposition after the date of this Agreement of, or changes after the date of this Agreement in, the Reserve Requirements and irrespective of whether the affected Lenders actually maintain all or any portion of such reserve; or

(b)    any change, after the date of this Agreement, in applicable Law or in the interpretation or administration thereof, by any Governmental Agency charged with the interpretation or administration thereof (whether or not having the force of Law), changing the basis of taxation of any payments to the affected Lenders under this Agreement, the Note, the Deed of Trust or the other Loan Documents (other than taxes imposed on all or any portion of the overall net income of the affected Lenders by any state or country or by any political subdivision or taxing authority), or imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by the affected Lenders or imposing on the affected Lenders, or on the London interbank market, any other condition affecting this Agreement, the Note, the Deed of Trust or the other Loan Documents or the portion of the Principal Balance bearing interest at an Adjusted LIBO Rate so as to increase the cost to the affected Lenders of making or maintaining a Libor Loan with respect to the Principal Balance or any portion thereof or to reduce the amount of any sum received or receivable by the affected Lenders under this Agreement, the Note, the Deed of Trust or the other Loan Documents (whether of principal, interest or otherwise), by an amount deemed by the affected Lenders in good faith to be material, but without duplication for payments required under subparagraph (a) above.

Any amount or amounts payable by the Borrower to the Agent pursuant to subparagraphs (a) or (b) of this Section 2.11 shall be paid by the Borrower to the Agent within ten (10) days of receipt by the Borrower from the Agent of a statement setting forth the amount or amounts due and the basis for the determination from time to time of such amount or amounts, which statement shall be conclusive and binding upon the Borrower provided such determinations are made on a reasonable basis. Failure on the part of the Agent to demand compensation for any increased costs in any Interest Period shall not constitute a waiver of the Agent’s right to demand compensation for any increased costs incurred during any such Interest Period or in any other subsequent or prior Interest Period.

2.12    Voluntary Prepayments.    The Borrower may from time to time prepay the Loan, in whole or in part, provided that the Borrower gives the Agent a facsimile notice: (a) at least thirty (30) days prior to the prepayment date to the effect that Borrower is considering prepayment of the Loan and (b) at least four (4) Business Days prior to the prepayment date, the date upon which prepayment is to occur. The Borrower shall specify in the second notice: (i) the date and amount of the prepayment; (ii) in the case of a prepayment of a Libor Loan the expiration date of the Interest Period applicable to the Libor Loan; and (iii) that its election to make the prepayment is irrevocable. Prepayment of all or a portion of the Loan may be made in accordance with this Section 2.12 provided, that: (1) the Principal Amount prepaid is not less than $1,000,000 and in multiples of $100,000; (2) all accrued and unpaid interest to and including the date of such prepayment on the amount being prepaid is then paid; (3) any amounts payable pursuant to Section 2.6 above are then paid; (4) if the prepayment occurs during the first year of the term of the Loan, Borrower shall pay to Agent a prepayment premium equal to one percent (1%) of the amount being prepaid; (5) if the prepayment occurs during the second year of the term of the Loan, Borrower shall pay to Agent a prepayment premium equal to one-half percent (.5%) of the amount being prepaid; and (6) all fees and expenses (including, but not limited to the fees and expenses of Agent’s attorneys) incurred by Agent in connection with the Loan or in connection with the prepayment are then paid.

2.13    Manner and Treatment of Payments.

(a)    Each payment hereunder or on the Note or under any other Loan Document shall be made to the Agent at the place and time(s) provided herein. Agent hereby directs and Borrower hereby agrees that all payments under the Note shall be made by wire transfer to an account to be designated by Agent. All payments shall be made in lawful money of the United States of America.

(b)    Each payment of any amount payable by the Borrower under this Agreement and/or any other Loan Document shall, to the extent permitted by applicable Law, be made free and clear of, and without reduction by reason of, any charges imposed on the Lenders by any Governmental Agency, central bank or comparable authority.

(c)    Payments of principal or interest shall be credited by Lenders as of the date of receipt; provided, however, if such payment is not received by Agent prior to 3:00 p.m. Eastern Time, Borrower shall reimburse Agent for any cost or damage suffered by Agent or the other Lenders if Agent is unable to wire transfer the payment to the other Lenders such that the other Lenders receive their share of said payment on the same day as Agent has received it.

(d)    In the event Agent prefunds the principal or interest payments to the other Lenders prior to the actual receipt by Agent of a payment on the date due and Borrower fails to make such payment on the date due, Borrower shall reimburse Agent for any cost or damage suffered by Agent on account of the prefunding of such payments to the other Lenders on the date due.

(e)    All payments by Borrower to Agent hereunder (other than payments under the Fee Letter, which payments are for the account of Agent) shall be made for the account of the Lenders as their interests shall appear.

2.14    Funding Sources.    Nothing in this Agreement or in the Note shall be deemed to obligate the Lenders to obtain funds for the Loan in any particular place or manner or to constitute a representation by the Lenders that they have obtained or will obtain the funds for the Loan in any particular place or manner.

2.15    Failure to Charge Not Subsequent Waiver.    Any decision by the Agent not to require payment of any interest (including default interest), fee, cost or other amount payable under any Loan Document on any occasion shall in no way limit or be deemed a waiver of the right to require full payment of any other interest (including default interest), fee, cost or other amount payable under any Loan Document on any other or subsequent occasion.

ARTICLE 3
LOAN CONDITIONS

3.1    Loan.    The obligation of the Lenders to make the Loan is subject to the following conditions precedent, each of which shall be satisfied prior to the funding of any Loan Proceeds:

(a)    The Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each as to which the Borrower is a Party properly executed by a Responsible Official of the Borrower, and each in form and substance satisfactory to the Agent and its legal counsel:

(1)    executed counterparts of this Agreement, sufficient in number for distribution to the Agent and the Borrower and their respective counsels;

(2)    the Note executed by the Borrower payable to the order of the Lenders;

(3)    a Deed of Trust granting to the Lenders a duly perfected first priority Lien on the Real Property, the Personal Property and the Interest Rate Protection Agreement;

(4)    an Indemnity with respect to the Property, pursuant to which the Borrower agrees to defend, indemnify and hold the Lenders harmless from and against all claims, liabilities, losses or other costs arising in connection with Hazardous Materials located on or otherwise relating to the Property, and containing all representations, warranties, covenants and other agreements required by the Agent with respect to Hazardous Materials;

(5)    current Financial Statements including, but not limited to, a 12 month proforma and income and expense statement, and such other financial data relating to the Property, the Borrower, the General Partners and DERA, as the Agent shall require;

(6)    an Appraisal of the Property indicating a Loan-to-Value Ratio of not more than sixty percent (60%);

(7)    the policies of hazard insurance required by the Deed of Trust (together with evidence of the payment of the premiums therefor) which policies will contain an endorsement specifically providing that, in case of any damage, all insurance proceeds will be paid to the Agent (except as otherwise provided in the Deed of Trust) so long as the Agent certifies to the insurer that the sum of the unpaid principal amount of the Note and the other Obligations secured by the Deed of Trust exceeds the proceeds of insurance;

(8)    an Environmental Audit Report with respect to the Property;

(9)    evidence that the Property is not located in an area designated by the Secretary of Housing and Urban Development as having special flood-hazards, or, if any such Property is so located, evidence that the flood-hazard insurance required by the NFIA of 1968, as amended (42 USC 4013, et seq.) has been obtained;

(10)    a paid title insurance policy, or commitment therefor in the amount of $90,000,000, in ALTA Extended Coverage or other form approved by the Agent, issued by the Title Company which shall insure the Deed of Trust to be a valid first lien on the Property free and clear of all defects and encumbrances except the Permitted Encumbrances, and shall contain:

(i)    full coverage against mechanics’ liens (filed and inchoate),

(ii)    a reference to the survey but no survey exceptions except those theretofore approved by the Agent and its counsel, and

(iii)    such affirmative insurance and endorsements as the Agent and its counsel may require; and shall be accompanied by such reinsurance agreements between the Title Company and title companies approved by the Agent, in ALTA 1961 Facultative form and with direct access provisions, as the Agent may require;

(11)    copies of the permanent certificate of occupancy for the Building, if available, and if not available the temporary certificate of occupancy, in each case issued by the appropriate Governmental Agency (if the permanent certificate of occupancy is not available, the Borrower shall represent to Agent that it has been applied for or is in the process of being applied for and shall demonstrate to the satisfaction of the Agent that there are no material conditions to the issuance of the permanent certificate of occupancy which have not been satisfied);

(12)    UCC searches against the Borrower which searches shall disclose no financing statements filed or recorded against the Personal Property;

(13)    a survey certified to the Lenders and the Title Company and showing with respect to the Property:

(i)    the location of the perimeter of the Property by courses and distances or by reference to filed maps,

(ii)    all easements, rights-of-way, and utility lines referred to in the title policy required by this Agreement or which actually service or cross the Property, to the extent visible or discoverable by a physical inspection,

(iii)    the lines of the streets abutting the Property and the width thereof, and any established building lines,

(iv)    encroachments and the extent thereof upon the Property,

(v)    the improvements constructed on the Property, and the relationship of the improvements by distances to the perimeter of the Property, established building lines and street lines, and

(vi)    if the Property is described as being on a filed map, a legend relating the survey to said map;

(14)    executed copies of each lease affecting the Property;

(15)    an assignment of all Contracts relating to the Property and copies of such Contracts;

(16)    such evidence as the Agent may require to verify that the Borrower is duly organized and validly existing in the State of California, including, without limitation, copies of its Statement of Partnership, if any, certified by a Responsible Official;

(17)    a copy of the Interest Rate Protection Agreement certified by a Responsible Official as being a true, correct and complete copy of such Interest Rate Protection Agreement;

(18)    copies of the partnership agreement of the Borrower, certified by a Responsible Official, together with such written consents as shall be required under the terms of said partnership agreement to the consummation of the Loan transaction described in this Agreement and the execution and delivery of the other Loan Documents;

(19)    copies of the partnership agreements of the General Partners, certified by a Responsible Official, together with:

(i)    such written consents as shall be required under the terms of said partnership agreements to the consummation of the loan transaction described in this Agreement and the execution and delivery of the other Loan Documents, and

(ii)    such evidence as Agent may require to verify that the General Partners are duly organized, validly existing and in good standing in the State of California, including, without limitation, copies of their respective Certificates of Limited Partnership certified by a Responsible Official;

(20)    with respect to DERA, a copy of its Articles of Incorporation and By-Laws certified by a Responsible Official, together with:

(i)    a good standing certification from the State of California,

(ii)    resolutions, certified by the corporation secretary, or the shareholders or directors of the corporation authorizing the consummation of the transactions contemplated hereby, and

(iii)    a certificate of the corporate secretary as to the incumbency of the officers executing this Agreement or any of the other Loan Documents required hereby on behalf of the General Partner and the Borrower;

(21)    the Opinion of Counsel;

(22)    a pledge of the Operating Account of Borrower maintain at United California Bank and a control agreement with such depository bank to perfect Lenders’ security interest therein;

(23)    such consents and other agreements from the Swap Party as Agent shall reasonably request;

(24)    the Fee Letter; and

(25)    such other certificates, documents, consents or opinions as the Agent may reasonably require;

(b)    The representations and warranties of the Borrower contained in Article 4 shall be true and correct as of the Closing Date and as of the date of the advance of Loan Proceeds;

(c)    The Borrower shall be in compliance with all the terms and provisions of the Loan Documents, and no Default shall have occurred.

3.2    Property Information.    Notwithstanding anything to the contrary contained in Section 3.1, the obligation of the Lenders to make advances of Loan Proceeds is subject to the further condition that the Agent shall have received prior to the funding of the Loan Proceeds such additional information relating to the Property as the Agent shall reasonably require.

3.3    The Property.    The Property shall be in compliance with the following conditions:

(a)    The Property shall be one hundred percent owned by the Borrower;

(b)    The interest of the Borrower in the Property shall be a fee interest;

(c)    The Property shall be free of Liens other than Permitted Encumbrances;

(d)    The Building shall be free of material structural defects, as confirmed by a Conditions Survey, or if such material defects exist, they shall be clearly defined in the Conditions Survey, and an appropriate and reasonable remedial budget shall be attached to the Conditions Survey;

(e)    If the Environmental Audit Report discloses that the Property is subject to Hazardous Materials, Borrower shall demonstrate that all adverse environmental conditions identified in the Environmental Audit Report have been remedied to the satisfaction of the Environmental Consultant;

(f)    Hazard insurance is being maintained on terms and conditions acceptable to the Agent as required by the terms of the Deed of Trust including, but not limited to, earthquake insurance;

(g)    The Agent shall have received a rent roll certified by a Responsible Official and a property operating history in such format as shall be satisfactory to the Agent and as may be required in order to obtain an Appraisal;

(h)    The Agent shall have received Estoppel Certificates satisfactory to the Agent from tenants under leases covering the total leased rentable area in the Building;

(i)    The Agent shall have received a Subordination, Non-Disturbance and Attornment Agreement from the tenants under all Major Leases and under all other leases which are subordinate to the Deed of Trust;

(j)    Borrower shall have delivered to Agent copies of all Permits and approvals by Governmental Agencies required for the ownership and operation of the Property;

(k)    Agent shall have received a written report from an engineer engaged by Agent at the expense of Borrower setting forth the results of a study of probable loss associated with earthquake risk, which study shall be used to determine the appropriate amount of earthquake insurance coverage to be maintained by Borrower; and

(l)    The Agent shall have received such other documentation as may be reasonable required by the Agent.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders, as of the date hereof that:

4.1    Existence and Qualification; Power; Compliance With Laws.    The Borrower is a general partnership duly formed and validly existing under the Laws of the State of California. The Borrower is duly qualified or registered to transact business in each other jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification or registration necessary. The Borrower has all requisite power and authority to conduct its business, to own and lease its properties and to execute, deliver and perform all of its Obligations under the Loan Documents. To the best knowledge of the Borrower, the Borrower is in substantial compliance with all Laws and other legal requirements applicable to its business, has obtained all material authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all material filings, registrations and qualifications with, or obtained exemptions from any of the foregoing, from any Governmental Agency that is necessary for the transaction of its business. The Borrower is in possession of all material Permits and authorizations required by applicable Laws for the ownership and operation of the Property as it is now operated.

4.2    Authority; Compliance With Other Agreements and Instruments and Government Regulations.    To the best knowledge of the Borrower, neither the Borrower, the General Partners nor DERA are in default under any Law, order, writ, judgment, injunction, decree, determination or award by which it is bound, or under any material Contract, the violation or breach of which would have a Material Adverse Effect. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary action, and do not and will not:

(a)    Require any consent or approval not heretofore obtained of any partner or creditor;

(b)    Violate or conflict with any provision of the Borrower’s agreement of partnership;

(c)    Result in or require the creation or imposition of any Lien or Right of Others (other than as provided under the Loan Documents) upon or with respect to the Property;

(d)    To the best knowledge of the Borrower, violate any provision of any Law (including, without limitation, Regulations G, T, U and/or X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award presently in effect, having applicability to the Borrower and by which it is bound; or

(e)    To the best knowledge of the Borrower, result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any material Contract, the violation or breach of which would have a Material Adverse Effect.

4.3    No Governmental Approvals Required.    To the best knowledge of the Borrower, no authorization, consent, approval, order or Permit from, or filing, registration or qualification with, or exemption from any of the foregoing, from any Governmental Agency is or will be required to authorize or permit under applicable Law the execution, delivery and performance by the Borrower of its Obligations.

4.4    Environmental and Industrial Hygiene Compliance.    Neither the Borrower nor any Affiliate of the Borrower has received any notice from any Governmental Agency of any violation of any Environmental Law with respect to the Property. Except as disclosed in the reports heretofore delivered to Agent, to the best knowledge of Borrower, there has been no generation, manufacture, storage or disposal of Hazardous Materials on, under or about the Property. Notwithstanding the foregoing, no breach of representation or warranty shall be deemed to have occurred under this Section 4.4 solely on account of the existence of Hazardous Materials on, under or about the Property if the use and presence of such Hazardous Materials are usual and customary with respect to the use and operation of the Property by the Borrower, or any other user of the Property and such use and presence of Hazardous Materials is not a violation of any Law.

4.5    Financial Statements.    The Borrower has furnished to the Agent the audited consolidated market value balance sheet of DERA as at December 31, 2000, and the unaudited balance sheets of Borrower, DERF and DERF2 as at September 30, 2001. Such balance sheets and statements fairly present the financial condition, results of operations and changes in financial position of the subjects thereof as at such dates and for such periods, in conformity with GAAP, consistently applied, as modified pursuant to Section 1.3 hereof.

4.6    No Other Liabilities; No Material Adverse Changes.    The Borrower does not have any material liability or material Contingent Obligation other than liabilities and obligations incurred in the ordinary course of business. Neither DERF, DERF2 nor DERA have any material liability or material Contingent Obligation not reflected or disclosed in the Financial Statements or notes thereto. Since the date of the Financial Statements, neither the Borrower, DERF, DERF2 nor DERA has suffered any one or more changes in its condition (financial or otherwise) or its assets, properties, liabilities or prospects, which alone or in the aggregate would be materially adverse to the Borrower, DERF, DERF2 or DERA. Without limiting the generality of the foregoing, except as disclosed in Schedule 4.6 attached hereto, since the date of the Financial Statements, there has not been any:

(a) Material Adverse Effect with respect to the business operations, properties, assets or the condition (financial or otherwise) of the Borrower, DERF, DERF2 and DERA, taken as a whole;

(b) Material transaction by the Borrower, DERF, DERF2 and DERA, except in the ordinary course of business, which, with respect to DERA, consists primarily of acquiring commercial real property and acting as the general partner of various investment partnerships, and with respect to the Borrower, DERF and DERF2, consists primarily of acquiring, leasing and operating commercial and multifamily residential real property;

(c) Material damage, destruction or loss, whether covered by insurance or not, involving or affecting the business, operations, properties, assets or condition (financial or otherwise) of the Borrower, DERF, DERF2 and DERA, taken as a whole;

(d) Labor dispute, strike or other event or condition of any character, materially and adversely affecting the business, assets, prospects or condition (financial or otherwise) of the Borrower, DERF, DERF2 and DERA, taken as a whole;

(e) Entry into any significant commitment by the Borrower, DERF, DERF2 or DERA (including, without limitation, any borrowing or capital expenditure) except in the ordinary course of business;

(f) Material sale, lease or other transfer of any of the assets of the Borrower, DERF, DERF2 or DERA, except in the ordinary course of business;

(g) Amendment or termination of any material Contract, agreement, Permit or other understanding or commitment to which the Borrower, DERF, DERF2 or DERA is a party, except in the ordinary course of business;

(h) Waiver or release of any material right or claim of the Borrower, DERF, DERF2 or DERA, except in the ordinary course of business;

(i) Material change in the accounting methods or practices of the Borrower, DERF, DERF2 or DERA;

(j) Material revaluation of the assets of the Borrower, DERF, DERF2 and DERA, taken as a whole, which has resulted in a Material Adverse Effect;

(k) Other event or condition of any character which, to the best knowledge of the Borrower, may have a Material Adverse Effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower, DERF, DERF2 and DERA, taken as a whole; or

(l) Agreement to do any of the things described in this Section 4.6.

4.7    Title to Property.    To the best knowledge of the Borrower, good and valid title to the Property is vested in the Borrower, free and clear of all Liens, other than the Permitted Encumbrances and Liens permitted pursuant to Section 6.1. None of such Permitted

Encumbrances or Liens materially and adversely affect (a) the ability of the Borrower to pay in full the principal and interest on the Note in a timely manner or (b) the use of the Property for the use currently being made thereof, the operation of the Property as currently being operated or the value of the Property. Upon the execution by the Borrower of the Deed of Trust and the recording thereof, and upon the execution and filing of UCC-1 financing statements, the trustee under the Deed of Trust will have a valid first lien on the Property and a valid security interest in the Personal Property subject to no Liens other than the Permitted Encumbrances and the Liens permitted pursuant to Section 6.1.

4.8    Litigation.    Except as disclosed in Schedule 4.8 attached hereto, there are no actions, suits or proceedings pending or, to the best knowledge of the Borrower, threatened against or affecting the Borrower, DERF, DERF2 or DERA or any property of any of them, in any court of law or before any Governmental Agency involving potential exposure to the Borrower, DERF, DERF2 or DERA of $100,000 or more or, in the aggregate, involving potential exposure to the Borrower, DERF, DERF2 or DERA of $500,000 or more.

4.9    Binding Obligations.    Each of the Loan Documents to which the Borrower is a Party will, when executed and delivered by the Borrower, constitute legal, valid and binding obligations, enforceable against them in accordance with their terms, subject, as to enforcement, only to equitable principles and bankruptcy, insolvency, reorganization, moratorium or similar Laws then in effect affecting the enforceability of the rights of creditors generally.

4.10    ERISA.

(a) Except as disclosed in Schedule 4.10, there are no Plans;

(b) With respect to each Plan, if any, described in Schedule 4.10:

(1) such Plan complies in all material respects with ERISA and any other applicable Law;

(2) such Plan has not incurred any material “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA;

(3) no “reportable event” (as defined in Section 4043 of ERISA) has occurred that could result in the termination or disqualification of such Plan;

(4) neither the Borrower nor the General Partner has engaged in any “prohibited transaction” (as defined in Section 4973 of the Internal Revenue Code of 1934, as amended);

(c) To the best knowledge of the Borrower, neither the Borrower nor the General Partner is or has been a party to or has any employees who are covered by any Multiemployer Plan; and

(d) To the best knowledge of the Borrower, the Borrower and the General Partner are in compliance with each covenant contained in Section 6.3. hereof.

4.11    Regulations G, T, U and X; Investment Company Act.    Neither the Borrower, DERF, DERF2 nor DERA is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” or “margin security” within the meanings of Regulations G, T, U or X, respectively, of the Board of Governors of the Federal Reserve System. If requested by the Agent, the Borrower will furnish or will cause DERF, DERF2 and DERA to furnish the Agent with a statement or statements in conformity with the requirements of Federal Reserve Forms G-3 and/or U-1 referred to in Regulations G or U of said Board or Governors. No part of the proceeds of the Loan will be used to purchase or carry any such “margin security” or “margin stock” or to extend credit to others for the purpose of purchasing or carrying any such “margin security” or “margin stock” in violation of Regulations G, T, U or X of said Board of Governors. The Borrower is not (a) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money. To the best knowledge of the Borrower, neither the Borrower, DERF, DERF2 nor DERA is or is required to be registered under the Investment Company Act of 1940.

4.12    Disclosure.    To the best knowledge of the Borrower, no written statement made by the Borrower, DERF, DERF2 or DERA to the Lenders in connection with this Agreement, or in connection with the Loan, contains any untrue statement of a material fact or omits a material fact necessary to make the statement made not misleading. To the best knowledge of the Borrower, there is no fact which the Borrower has not disclosed to the Agent in writing which materially and adversely affects the businesses, operations, properties, profits or condition (financial or otherwise) of the Borrower, DERF, DERF2 or DERA, or the ability of the Borrower to perform its Obligations.

4.13    Tax Matters.    Except as disclosed in Schedule 4.13 attached hereto, the Borrower, DERF, DERF2 and DERA have duly filed, or caused to be filed, on a timely basis all appropriate foreign, federal, state and local tax returns and reports for income taxes, sales taxes, withholding taxes, employment taxes, property taxes, business taxes and all other tax returns of every kind whatsoever required to be filed in connection with the ownership, operations and businesses of the Borrower, DERF, DERF2 and DERA and all such tax returns and reports accurately reflect all taxes owing for the periods indicated. The Borrower, DERF, DERF2 and DERA have paid in full all taxes, interest, penalties, assessments or deficiencies shown to be due on such tax returns and reports, or claimed to be due by any such taxing authority, except for any such taxes as are being contested in good faith and by appropriate proceedings. The charges, accruals and reserves on the Financial Statements in respect of taxes are, to the best knowledge of the Borrower, adequate.

4.14    Fiscal Year.    The Borrower, DERF, DERF2 and DERA each operate on a fiscal year ending on December 31.

4.15    Insolvency and Related Matters.    The Borrower, DERF, DERF2 and DERA are able to pay their debts as they mature, and have not (a) made any assignment for the benefit of creditors; (b) admitted in writing their inability to pay their debts as they mature; (c) applied for or consented to the appointment of a receiver, trustee or similar official for their affairs; or (d) been the subject of any bankruptcy, insolvency, reorganization or liquidation proceeding, or any other proceeding for relief under any bankruptcy law or any law for the relief of debtors or benefit of creditors.

4.16    Intangible Assets.    Except for restrictions upon use specified in the agreements whereby the Borrower, DERF, DERF2 or DERA has been granted the right to use an Intangible Asset, which agreements are set forth on Schedule 4.16 and which restrictions on use will not, individually or in the aggregate, impair the ability of the Borrower, DERF, DERF2, or DERA from continuing to conduct their businesses in the same manner as presently conducted, the Borrower, DERF, DERF2 and DERA own, or possess the unrestricted right to use, all trademarks, trade names, copyrights, patents, patent rights, licenses and other Intangible Assets that are used in the conduct of their businesses as now operated, and no such Intangible Asset, to the best knowledge of the Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict would have a Material Adverse Effect. Schedule 4.16 hereto constitutes a true and correct list of all of such Intangible Assets which are subject to restrictions.

4.17    Schedules.    The foregoing representations and warranties of the Borrower contained in this Article 4 notwithstanding, the Borrower represents that the various exceptions listed in the Schedules referred to in this Article 4 and in Section 6.1 were current as of the date of the Borrower’s transmittal of the relevant Schedule to the Agent prior to the date hereof. Borrower believes, and hereby represents and warrants to the Lenders as of the date hereof, that no further exceptions exist with respect to any of the aforementioned Schedules which are, or are likely to become, in any respect materially adverse to the interests of the Lenders or which would be likely to cause an Event of Default hereunder. Borrower’s representations and warranties are hereby modified consistent with the foregoing.

4.18    Tenant Leases.    Except as set forth on the lease abstracts and Estoppel Certificates delivered by the Borrower to the Agent, there are no tenant leases affecting the Property which (i) impose any liability or obligation on the Borrower with respect to any property other than the Property or (ii) would impose obligations on the Borrower, as landlord, which are not substantially similar to obligations imposed on the Borrower with respect to substantially all other leases affecting the Property other than expansion options and tenant improvement obligations in connection with expansion space.

4.19    Ownership by Benefit Plan Investor.    No class of the Borrower’s, DERF’s, DERF2’s or DERA’s outstanding equities is subject to “significant” ownership by “benefit plan investors” as those terms are defined in DOL Reg. 2510.3-101(f).

4.20    Modifications to Organizational Documents.    There will be no material modifications to the terms of the partnership agreement of the Borrower, DERF or DERF2 without the prior written approval of the Agent which consent will not be unreasonably denied or delayed.

4.21    Fraudulent Conveyance.    The Borrower (a) has not entered into this Agreement or any other Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) has received reasonably equivalent value in exchange for its Obligations under the Loan Documents. Giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of the Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed the Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of the Borrower’s assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than the Borrower’s assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than the Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. The Borrower’s assets do not, and immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. The Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of Obligations of the Borrower).

4.22    Access/Utilities.    The Property has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities. All public utilities necessary to the continued used and enjoyment of the Property as presently used and enjoyed are located in the public right-of-way abutting the Property without passing over other property. All roads necessary for the full utilization of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities or are the subject of access easements for the benefit of the Property.

4.23    Special Assessments.    Except as disclosed in the title insurance policy, there are no pending or, to the knowledge of the Borrower, proposed special or other assessments for public improvements or otherwise affecting the Property, nor, to the knowledge of the Borrower, are there any contemplated improvements to the Property that may result in such special or other assessments.

4.24    Flood Zone.    The Property is not located in a flood hazard area as defined by the Federal Insurance Administration.

4.25    Condemnation Proceedings.    There are no pending or proposed condemnation proceedings with respect to the Property.

4.26    Brokers.    Borrower has not dealt with any Person who is or may be entitled to any finder’s fee, brokerage commission, loan commission or other sum in connection with the Loan except Secured Capital Corporation. Borrower hereby agrees to indemnify and defend Lenders and hold Lenders harmless against any and all loss, liability, cost or expense, including reasonable attorneys’ fees which Lenders may suffer or sustain should such warranty or representation prove inaccurate in whole or in part or in connection with any fee, commission or other sum payable to Secured Capital Corporation, the payment of which is the sole obligation of Borrower.

4.27    Survival of Representations and Warranties.    All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Parties to any Loan Document, shall survive the making of the Loan hereunder and the execution and delivery of the Note and have been or will be relied upon by the Lenders, notwithstanding any investigation made by the Lenders or on their behalf; provided, however, the Agent shall notify the Borrower prior to the closing of the Loan of any inaccuracy in the Borrower’s representations and warranties theretofore discovered by the Agent.

ARTICLE 5
AFFIRMATIVE COVENANTS
(OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)

So long as the Loan remains unpaid, or any other Obligation remains unpaid or unperformed, the Borrower shall, and shall cause DERF, DERF2 and DERA to:

5.1    Payment of Taxes and Other Potential Liens.    Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective properties or any part thereof, upon their respective income or profits or any part thereof or upon any right or interest of any Lender under any Loan Document, except that they shall not be required to pay or cause to be paid (a) any income or gross receipts tax generally applicable to Lenders or (b) any tax, assessment, charge or levy that is not yet past due, or is being contested in good faith by appropriate proceedings, so long as with respect to any tax, assessment, charge or levy relating to the Property, Borrower has established and maintains adequate reserves for the payment of the same with Agent and by reason of such nonpayment and contest no material item or portion of the properties of the Borrower, DERF, DERF2 or DERA is in jeopardy of being seized, levied upon or forfeited. Borrower shall provide Agent, at Borrower’s expense, a tax service contract in form and substance satisfactory to Agent.

5.2    Preservation of Existence.    Preserve and maintain their respective existences, licenses, rights, franchises and privileges in the jurisdiction of their formation and all authorizations, consents, approvals, orders, licenses, permits, or exemptions from, or registrations with, any Governmental Agency that are necessary for the transaction of their respective businesses, and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective businesses or the ownership or leasing of their respective Properties.

5.3    Maintenance of Property; Compliance with Agreements.    Maintain, preserve and protect the Property in good order and condition as a Class A Office Building, subject to ordinary wear and tear; not permit any waste of the Property; maintain, preserve and protect all of their Intangible Assets in full force and effect; and comply at all times in all material respects with all material Contracts relating to the Property so as to prevent any loss or forfeiture thereunder; except that the failure to maintain, preserve and protect a particular item of Personal Property that is not of significant value, either intrinsically or to the operations of the Borrower, the General Partners or DERA, taken as a whole, shall not constitute a violation of this covenant.

5.4    Compliance With Laws.    Comply with the requirements of all applicable Laws and orders of any Governmental Agency, noncompliance with which could materially adversely affect the business, operations or condition (financial or otherwise) of any of them, taken as a whole, or the ability of the Borrower to perform its Obligations, except that no requirement then being contested in good faith by appropriate proceedings need be complied with so long as no interest of the Lenders would be materially impaired thereby.

5.5    Inspection Rights.    At any time during regular business hours, upon reasonable telephonic notice to the Borrower, and as often as requested, permit the Agent, or any employee or representative of the Agent, to examine, audit and make copies and abstracts from the records and books of account of, and, subject to the rights of tenants, to visit and inspect the Property and to discuss the affairs, finances and accounts of the Borrower, DERF, DERF2 or DERA with any of their officers and key employees, and, upon request, furnish promptly to the Agent true copies of all financial information maintained by the Borrower, DERF, DERF2 or DERA and such other information as the Agent may reasonably require from time to time. Notwithstanding the foregoing, it is understood and agreed that the Borrower shall not be required to discuss with the Lenders the affairs, finances and accounts of any of the Limited Partners whether or not the Borrower possesses any such information and, with respect to financial information concerning DERA, Borrower shall not be required to deliver financial information concerning DERA other than as it relates to the Borrower or is required pursuant to the terms of Article 7 of this Agreement.

5.6    Keeping of Records and Books of Account.    Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, except as otherwise prescribed herein and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over the Borrower, DERF, DERF2 or DERA.

5.7    Maintenance of Insurance.    At its own expense, insure its properties and businesses against such losses, casualties and contingencies (including public liability and property damage), and in such amounts as is customary in the case of Persons engaged in similar businesses as the Borrower, DERF, DERF2 or DERA.

5.8    Prohibition Against Distributions and Application of Gross Revenues to Other Expenditures of the Borrower. Borrower shall deposit all Gross Revenues in the Operating Account. The Borrower shall apply all Gross Revenues from the Property first to the extent necessary to pay all expenses (whether Operating Expenses or capital expenditures) related to the operation or ownership of the Property and all expenses or other amounts due hereunder or otherwise required to be expended to comply with the payment provisions of the Loan Documents. Distributions to partners of the Borrower may be made only from Cash Flow. So long as an Event of Default exists, no distributions of any kind may be made by the Borrower to any of its partners.

5.9    Capital Requirements.    If after the date of this Agreement any Lender shall have determined that:

(a) the applicability of any law, rule, regulation or guideline adopted or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards,”

(b) the adoption, after the date of this Agreement, of any other law, rule, regulation or guideline regarding capital adequacy, including but not limited to an adoption of any such law, rule, regulation or guideline resulting from the implementation of the January 2001 report of the Basle Committee on Banking Regulations and Supervisory Practices referred to as the New Basle Capital Accord or Basle II, excluding the implementation of any measures resulting from the EU Consensus on the Germans system of Landesbanken dated 17th July 2001,

(c) any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any domestic or foreign governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or

(d) the compliance by the Lender, or any lending office of the Lender, as the case may be, or by any holding company of Lender, as the case may be, with any request or directive regarding capital adequacy (whether or not having the force of Law) of any such authority, central bank or comparable agency, has, or would have, the effect of reducing the rate of return on Lender’s capital, or on the capital of any Lender’s holding company, as the case may be, as a consequence of having made the Loan or any portion thereof, or of having any interest therein, or of Lender’s obligations with respect thereto, or under this Agreement, the Note, the Deed of Trust or the other Loan Documents, to a level below that which Lender, or Lender’s holding company, as the case may be, could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies or the policies of Lender’s holding company, as the case may be, with respect to capital adequacy) by an amount deemed by the Lender to be material, then, from time to time, the Borrower shall pay to the Agent such additional amount or amounts as will compensate the affected Lender, or Lender’s holding company, as the case may be, for such reduction. Any amount or amounts payable by the Borrower to the Agent in accordance with the provisions of this Section 5.9 shall be paid by the Borrower to the Agent within ten (10) days of receipt by the Borrower from the Agent of a statement setting forth the amount or amounts due and the basis for the determination from time to time of such amount or amounts, which statement shall be conclusive and binding upon the Borrower absent manifest error.

For clarification purposes, nothing in this clause 5.9 or in clause 2.11 of this Agreement is intended to include the implementation of any measures resulting from the EU Consensus on the state aid issues in connection with the Guarantees existing for the German public financial institutions dated 17th July 2001 in the scope of said clauses.

5.10    Separateness Covenants.    Borrower shall unless Agent otherwise consents in writing:

(a) Maintain its books and records for the Property separate from any other property;

(b)    Maintain its bank accounts for the Property separate from any other property;

(c)    Conduct its own businesses in its own name;

(d)    Maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person or entity and not to have its assets listed on the financial statement of any other entity;

(e)    File its tax returns separate from those of any other entity and not file a consolidated federal income tax return with any other entity;

(f)    Pay its own liabilities and expenses only out of its own funds;

(g)    As appropriate for the organizational structure of the Borrower, DERF, DERF2 and DERA, to observe all partnership, corporate and other organizational formalities;

(h)    Maintain an arms length relationship with its affiliates and enter into transactions with affiliates only on a commercially reasonable basis;

(i)    Pay the salaries of its own employees from its own funds;

(j)    Maintain a sufficient number of employees in light of its contemplated business operations;

(k)    Allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(l)    Use separate stationery, invoices and checks bearing its own name;

(m)    Hold itself out as a separate entity;

(n)    Correct any known misunderstanding regarding its separate identity;

(o)    Not identify itself as a division of any other Person or entity; and

(p)    Maintain adequate capital in light of its contemplated business operations.

5.11    Trade Payables.    Pay all trade payables relating to the Property within sixty (60) days unless Agent otherwise consents in writing.

5.12    Application of Insurance and Condemnation Proceeds.    Insurance and condemnation proceeds shall be used in accordance with the terms and provisions of the Loan Documents, including, but not limited to, Sections 1.06 and 1.07 of the Deed of Trust.

5.13    Debt Service Coverage Ratio.    During the entire term of the Loan, the Debt Service Coverage Ratio shall equal or exceed 1.25 to 1.00. Satisfaction of this covenant shall be confirmed quarterly in a Debt Service Coverage Ratio Certificate delivered by Borrower to

Agent within ten (10) days of the end of each Fiscal Quarter. In the event this covenant is breached for any Fiscal Quarter. Borrower shall pay to Agent all Cash Flow, commencing on the first day of the first month following such Fiscal Quarter. All Cash Flow delivered to Agent pursuant to this Section 5.13 shall, at the option of Borrower, be applied to reduce the Principal Balance or deposited in the Reserve Account and held by Agent as additional Collateral. If the Debt Service Coverage Ratio shall subsequently equal or exceed 1.25 to 1.00 for two consecutive Fiscal Quarters, Borrower shall no longer be required to pay the Cash Flow to Agent and the Cash Flow deposited in the Reserve Account shall be released to Borrower. Failure to maintain the required Debt Service Coverage Ratio shall not constitute a Default under this Agreement unless and until Borrower is required to pay all Cash Flow to Agent as set forth above and Borrower fails to pay such Cash Flow to Agent.

5.14    Interest Rate Protection Agreement.    Maintain in good standing at all times during the first four (4) years of the term of the Loan an Interest Rate Protection Agreement under which the “all-in” per annum interest rate shall not exceed eight percent (8%) per annum.

5.15    Impound.    Upon demand of Agent, which shall not be made prior to the occurrence of an Event of Default, Borrower shall, so long as such Event of Default is continuing, pay to Agent on the first day of each month, together with and in addition to the regular installments of interest due under the Note, until the Obligations are paid in full, an amount equal to one twelfth (1/12) of the yearly taxes and assessments, insurance premiums, and other similar charges as estimated by Agent to be sufficient to enable Agent to pay at least thirty (30) days before they become due, all taxes, assessments, insurance premiums and such other similar charges against the Property. Lenders shall not be obligated to pay interest on any such sums. Upon demand of Agent, Borrower shall deliver to Agent such additional sums as are necessary to enable Agent to pay such taxes, assessments, insurance premiums and similar charges. If Borrower has paid to Agent any sums under this Section 5.15, such sums, less any amounts which have been applied by Agent to the payment of such charges, shall be returned to Borrower upon demand of Borrower so long as no Event of Default has occurred and is continuing.

ARTICLE 6
NEGATIVE COVENANTS

So long as the Loan remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Loan remains outstanding, the Borrower shall not:

6.1    Hypothecation or Disposition of the Property.    Sell, assign, exchange, transfer, lease or otherwise dispose of, or contract to sell, assign, exchange, transfer, lease or otherwise dispose of the Property, or create, incur, assume or suffer to exist any Lien of any nature upon or with respect to the Property, except:

(a)    As expressly permitted by the terms of the Loan Documents;

(b)    Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons not yet delinquent and Liens of the foregoing nature, the validity of which is being contested in good faith by the Borrower in appropriate proceedings after posting such security with Agent or providing such other assurances as may be satisfactory to the Agent;

(c)    Easements, rights of way, restrictions and other similar charges or encumbrances on the Property that do not materially interfere with the use, or materially detract from the value, of the Property;

(d)    Liens existing or arising by virtue of the leasing or rental of the Property to the extent leases and rentals are permitted or would be permitted under the Deed of Trust;

(e)    Liens in favor of the Lenders under this Agreement and the other Loan Documents; and

(f)    A Lien in favor of Swap Party, which Lien shall be subject and junior to the Lien of the Deed of Trust and, provided further, if LB Kiel or an Affiliate of LB Kiel is not the Swap Party then, as a condition to the grant of such Lien by Borrower, Agent and Swap Party shall have entered into an intercreditor agreement on terms and conditions satisfactory to Agent in its sole and absolute discretion.

6.2    Mergers.    Merge, consolidate or amalgamate with or into any Person.

6.3    ERISA.

(a)    At any time, maintain, or be or become obligated to contribute on behalf of its employees to, any Plan, other than those Plans disclosed in Schedule 4.10.

(b)    At any time, permit any Plan to:

(1)    engage in any “prohibited transaction”, as such term is defined in Section 4975 of the Internal Revenue Code of 1954, as amended;

(2)    incur any material “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA; or

(3)    terminate in a manner which could result in liability of the Borrower to the Plan or to the PBGC or the imposition of a Lien on any of its property pursuant to Section 4068 of ERISA.

(c)    At any time, assume any obligation to contribute to any Multiemployer Plan, nor shall the Borrower acquire any Person or assets of any Person which has, or has had at any time from and after January 2, 1974, an obligation to contribute to any Multiemployer Plan.

(d)    Fail immediately to notify the Agent of the occurrence of any “reportable event” (as defined in Section 4043 of ERISA) or of any “prohibited transaction” (as defined in Section 4975 of the Internal Revenue Code of 1984, as amended) with respect to any Plan or any trust created thereunder. Upon request by the Agent, the Borrower shall promptly furnish to the Agent copies of any reports or other documents filed by the Borrower with the United States Secretary of Labor, the PBGC and/or the Internal Revenue Service, with respect to any Plan.

(e)    At any time, permit any Plan to fail to comply with ERISA or other applicable Law in any material respect.

6.4    Change in Nature of Business.    Make any material change in the nature of the business of the Borrower, as conducted and presently proposed to be conducted.

6.5    Change in Fiscal Year.    Change its Fiscal Year, or the fiscal months thereof without the written consent of Agent.

6.6    Limitation on Ownership by Benefit Plan Investors.    Cause or allow a “significant” ownership of any class of the Borrower’s outstanding equities by “benefit plan investors” as those terms are defined in DOL Reg. 2510.3-101(f).

6.7    Distributions.    Make any Distributions to the General Partners or the Limited Partners at any time when an Event of Default exists under this Agreement.

6.8    Additional Indebtedness.    During the term of the Loan, incur any Indebtedness with respect to the Property other than Indebtedness incurred in connection with the Loan (including the Interest Rate Protection Agreement) and trade payables incurred in the ordinary course of business.

6.9    Management Fees.    Permit any contract relating to the management of the Property to provide for a management fee in excess of 1.75% of the Gross Revenues derived from the Property.

6.10    Total Indebtedness.    Permit the total Indebtedness of the Borrower and its Subsidiaries at the time of any borrowing to be greater than sixty percent (60%) of Total Assets.

ARTICLE 7
INFORMATION AND REPORTING REQUIREMENTS

7.1    Financial and Business Information.    So long as the Loan remains unpaid, or any other Obligation remains unpaid or unperformed, the Borrower shall, unless the Lenders otherwise consents in writing, deliver to the Agent, at the Borrower’s sole expense:

(a)    As soon as practicable, and in any event within one hundred twenty-five (125) days after the close of each Fiscal Year, (i) Borrower’s Annual Report in the same form as previously delivered to Agent, (ii) Annual Financial Statements in the same form as previously delivered to Agent and (iii) the Financial Statements of the General Partners and DERA as at the end of their last fiscal year. Such balance sheet and statements of the Borrower shall be prepared on a current value basis or historical basis in accordance with GAAP, consistently applied, and shall be accompanied by a report and opinion of an independent public accountant of recognized standing selected by the Borrower and reasonably satisfactory to the Agent, which report and opinion shall be prepared in accordance with GAAP, and shall be subject only to the exceptions described in Section 1.3 and such other qualifications and exceptions as are acceptable to the Agent. The Financial Statements shall fairly present the financial condition, results of operations and changes in financial position of the General Partners and DERA as at such date and for such period, in conformity with GAAP, consistently applied, as modified pursuant to Section 1.3 hereof.

(b)    As soon as practicable, and in any event within fifty (50) days after the end of each of the first three Fiscal Quarters, (i) Borrower’s Quarterly Report in the same form as previously delivered to Agent and (ii) Borrower’s Quarterly Financial Statements in the same form as previously delivered to Agent. The preceding financial statements shall be certified by a Responsible Official of the Borrower as fairly presenting the financial condition, results of operations and changes in financial position of the Borrower in accordance with GAAP, consistently applied, as at such date and for such periods, subject only to normal year-end audit adjustments and the exceptions described in Section 1.3.

(c)    As soon as practicable, and in any event within fifty (50) days after the end of each Fiscal Quarter, a separate statement of profit and loss describing the operation of the Property during such Fiscal Quarter, together with all supporting schedules certified by a Responsible Official. Such quarterly statements shall contain all information reasonably required by the Agent. Such statements, and all supporting schedules, shall set forth the profit and loss for the Building for the applicable Fiscal Quarter on a cash basis except that rental revenue shall be shown on an “as-billed”, if collectible, basis and real property taxes and casualty and public liability insurance costs will be shown on an accrual basis.

(d)    As soon as practicable, and in any event within ninety (90) days after the close of each Fiscal Year a draft operating and capital budget for the Property for the following Fiscal Year and, within one hundred twenty-five (125) days after the close of each Fiscal Year a final operating and capital budget for the Property for the following Fiscal Year, certified by a Responsible Official. In the event of material discrepancies in the operating budget for the Property from one Fiscal Year to another, Agent shall have the right of approval over said operating budget, which approval shall not be unreasonably withheld or denied. In the event capital improvements are contemplated which do not constitute renovations or normal replacement of equipment and the costs of such capital improvements exceeds $100,000, Agent shall have the right of approval over such capital improvements, which approval will not be unreasonably withheld or denied.

(e)    Within fifty (50) days after the end of each Fiscal Quarter, a current rent roll, leasing status report and an accounts receivable aging schedule concerning the Property, certified by a Responsible Official.

(f)    Within fifty (50) days after the end of each of the first three Fiscal Quarters of the Borrower, and within one hundred twenty (120) days after the end of each Fiscal Year, written notification certified by a Responsible Official of the Borrower in the form of Schedule 7.1(f) attached hereto that the Borrower is in compliance with each and every material covenant of the Borrower set forth in this Agreement.

(g)    Within one hundred (120) days after the close of each Fiscal Year, cash flow projections for the next Fiscal Year on a quarterly basis for the combined operations of the Borrower, certified by a Responsible Official.

(h)    Promptly after request by the Agent, copies of any detailed audit reports submitted to the Borrower by independent accountants in connection with the accounts or books of the Borrower, or any audit of them.

(i)    Immediately upon becoming aware of the existence of any condition or event which constitutes a Default, a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto.

(j)    Promptly upon becoming aware that any Person(s) asserts claim(s) (individually or in the aggregate) against the Borrower, which are not fully insured, relate to obligations not set forth in the annual budget for the Borrower and are in excess of $100,000, a written notice specifying the nature of the claim(s) and what actions the Borrower is taking or proposes to take with respect thereto.

(k)    Promptly upon request of Agent, copies of the bank statements covering the Operating Account.

(l)    Such other data and information as from time to time may be reasonably requested by the Agent, including, but not limited, cash statements, monthly operating statements and a statement setting forth the then unfunded Capital Commitments of the General Partners and the Limited Partners in each case certified by a Responsible Official.

The Agent and the Borrower hereby agree that the Financial Statements previously delivered to the Agent by the Borrower are in a form substantially in compliance with the requirements of paragraphs (a) through (g) of this Section 7.1 and all subsequently delivered Financial Statements which are in similar form shall as to form be deemed to satisfy the terms and conditions of said paragraphs (a) through (g) of this Section 7.1.

7.2    Revisions or Updates to Schedules.    Should any of the information or disclosures provided on any of the Schedules originally attached hereto become outdated or incorrect in any material respect, the Borrower shall promptly provide to the Agent such revisions or updates to such Schedule(s) as may be necessary or appropriate to update or correct such Schedule(s), provided, however, that no such revisions or updates to any Schedule(s) shall be deemed to have amended, modified or superseded such Schedule(s) as originally attached hereto, or to have cured any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule(s), unless and until the Agent shall have accepted in writing such revisions or updates to such Schedule(s); provided, further however, that the Borrower shall provide updates and revisions to the Schedules at least every three (3) months as of the end of each Fiscal Quarter, which updates and revisions shall be delivered to the Agent within thirty (30) days after the end of each Fiscal Quarter. Notwithstanding the foregoing, (a) with respect to the updated Schedules required to be delivered to the Agent by the Borrower hereunder following the Borrower’s fourth Fiscal Quarter, the Borrower shall have until sixty (60) (rather than thirty [30]) days after the Borrower’s fourth Fiscal Quarter to deliver the same to the Agent and (b) the Borrower shall not be deemed in default of its obligations hereunder to provide updates and revisions to the Schedules every three (3) months as of the end of each Fiscal Quarter, within the times specified above, unless and until the Borrower has received written notification from the

Agent that the Agent has not received the required updated Schedule and such updated Schedule is not provided to the Agent within ten (10) Business Days of receipt of said written notice.

ARTICLE 8
EVENTS OF DEFAULT AND REMEDIES
UPON EVENT OF DEFAULT

8.1    Events of Default.    The existence or occurrence of any one or more of the following events, whatever the reason therefor, shall constitute an Event of Default:

(a)    The Borrower fails to pay all or any portion of any installment of principal or interest due under the Note, or to pay any fee or other amount due to the Lenders under any Loan Document, within five (5) calendar days after the due date therefor; provided, however, failure to pay all or any portion of principal or interest or any fee or other amount due to the Lenders at the Maturity Date under the Note or under any other Loan Document shall immediately constitute an Event of Default without any grace period; or

(b)    The Borrower fails to perform or observe any obligation, representation, covenant or agreement contained in Sections 1.02, 1.03, 1.06, 1.07(d), 1.08(a) or 1.13 of the Deed of Trust and the continuation of the Default for a period of ten (10) days after written notice thereof from the Agent to the Borrower; provided, however, with respect to any Default occurring under Sections 1.02 or 1.03 of the Deed of Trust which is capable of cure and is not materially adverse to the interests of the Lenders and such Default is not reasonably susceptible of cure within said ten (10) day period, such cure period shall be extended so long as the Borrower has commenced such cure within said ten (10) day period and thereafter diligently prosecutes such cure to completion and such cure in any event is effected within thirty (30) days; or

(c)    The Borrower fails to perform or observe any other term, warranty, covenant or agreement contained in any Loan Document on its part to be performed or observed, other than the Defaults described in Section 8.1(b) above, within thirty (30) days after written notice from the Agent of such Default; provided, however, if such Default is capable of cure but is not reasonably susceptible of cure within said thirty (30) day period, such cure period shall be extended so long as the Borrower has commenced such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion and such cure in any event is effected within ninety (90) days after written notice from the Agent of such Default; or

(d)    A breach or default shall occur with respect to any Indebtedness of the Borrower in excess of $100,000, and such breach or default would have a Material Adverse Effect; or

(e)    Any material representation in any Loan Document or in any certificate, agreement, instrument or other document made or delivered by any Party pursuant to or in connection with any Loan Document proves to have been incorrect when made in any respect that is materially adverse to the interests of the Lenders and such misrepresentation was knowingly made or, if not knowingly made, such representation remains incorrect thirty (30) days after written notice from the Agent of such Default; provided, however, if such Default is capable of cure but is not reasonable susceptible of cure within said thirty (30) day period, such cure period shall be extended so long as the defaulting Party has commenced such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion and such cure in any event is effected within ninety (90) days after written notice from the Agent of such Default; or

(f)    A final judgment against the Borrower, the General Partners or DERA is entered for the payment of money in excess of $500,000 and such judgment remains unsatisfied without procurement of a stay of execution within sixty (60) calendar days after the date of entry of judgment; or

(g)    The Borrower, the General Partners or DERA are the subject of an order for relief in a bankruptcy case, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any part of the Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for ninety (90) calendar days; or institutes or consents to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, custodianship, conservatorship, liquidation, rehabilitation or similar case or proceedings relating to it or to all or any part of its property under the Laws of any jurisdiction; or any similar case or proceeding is instituted without the consent of that Person and continues undismissed or unstayed for ninety (90) calendar days; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within ninety (90) calendar days after its issue or levy; or

(h)    Except as otherwise expressly permitted by any Loan Document or agreed to by the Lenders, at any time after the execution and delivery of any Collateral Document and for any reason other than satisfaction in full of all Obligations, the Lien intended to be created by said Collateral Document ceases or fails to constitute a valid, perfected and subsisting Lien on the Collateral purported to be covered thereby with a Lien priority as set forth in such Collateral Document and such condition continues to exist ten (10) days after written notice from the Agent of such Default; or

(i)    The Borrower, the General Partners or DERA are dissolved or liquidated or all or substantially all of the assets of the Borrower, the General Partners or DERA are sold or otherwise transferred in violation of the provisions of this Agreement without the written consent of the Lenders; or

(j)    A Change in Control occurs without the prior written consent of the Lenders unless such Change in Control relates to the death, disability, retirement or resignation of a Person and such Person is replaced by a Person who has been approved by the Lenders, which approval shall not be unreasonably denied (any such Person shall be of good character, financially stable and possess business experience reasonably equivalent to the experience of the Person who has died, become disabled, retired or resigned); or

(k)    A tax, other than a state or federal income tax, is imposed on or payable by the Lenders by reason of their ownership of the Note or the Deed of Trust, and the Borrower has not paid said tax prior to the time when payment of said tax would be delinquent, or it would be illegal for the Borrower to pay said tax; provided, however, in the event it would be illegal for the Borrower to pay said tax, no Event of Default shall be deemed to have occurred pursuant to this Section 8.1(k) unless the Agent has demanded repayment of the Loan and Borrower has failed to discharge all of the Obligations within one hundred twenty (120) days of receipt by the Borrower of a notice from the Agent that (i) such a tax has been imposed and (ii) the Lenders demand repayment of the Loan; or

(l)    A General Partner is in violation of the terms of the Partnership Agreement of the Borrower; or

(m)    DERA is in violation of the terms of the limited partnership agreement of any General Partner; or

(n)    Borrower is in default under the terms of the Interest Rate Protection Agreement or fails to maintain an Interest Rate Protection Agreement in accordance with the terms of this Agreement.

8.2    Remedies Upon Event of Default.    Without limiting any other rights or remedies of the Lenders provided for elsewhere in this Agreement, or the Loan Documents, or by applicable Law, or in equity, or otherwise:

(a)    upon the occurrence of any Event of Default other than an Event of Default described in Sections 8.1(g) or 8.1(i), the Agent may declare all or any part of the Principal Balance, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by the Borrower;

(b)    upon the occurrence of any Event of Default described in Sections 8.1(g) or 8.1(i), the Principal Balance, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall forthwith be due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by the Borrower;

(c)    upon the occurrence of any Event of Default, the Agent, without notice to or demand upon the Borrower, which notices and demands are expressly waived by the Borrower, may proceed to protect, exercise and enforce the rights and remedies of the Lenders under the Loan Documents against the Borrower and may exercise such other rights and remedies as are provided by Law or equity;

(d)    the order and manner in which the Lenders’ rights and remedies are to be exercised shall be determined by the Lenders in their sole discretion; and

(e)    regardless of how the Lenders may treat payments for the purpose of their own accounting, for the purpose of computing the Borrower’s Obligations hereunder or under the Note, payments received by the Agent, whether through the realization of the security interests in the Collateral or otherwise, shall be applied first, to the costs and expenses (including attorneys’ fees and disbursements) of the Lenders, second, to the payment of accrued and unpaid interest on the Note to and including the date of such application, third, to the payment of all other amounts (including fees but excluding the Principal Balance) then owing to the Lenders under the Loan Documents, and fourth, to the payment of the Principal Balance. Except with respect to Events of Default which relate solely to the non-payment of money, or as mandated by applicable Law, no application of payments shall cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at Law or in equity.

ARTICLE 9
MISCELLANEOUS

9.1    Cumulative Remedies; No Waiver.    The rights, powers, privileges and remedies of the Lenders provided herein or in the Note or the other Loan Documents are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Agent in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article 3 hereof are inserted for the sole benefit of the Lenders and the Lenders may waive them in whole or in part, with or without terms or conditions, and without prejudicing the Agent’s right to assert them in whole or in part at any future time.

9.2    Amendments; Consents.    No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by the Borrower or any other Party therefrom, may in any event be effective unless in writing signed by the Agent (and, in the case of amendments, modifications or supplements of or to any Loan Document imposing obligations on the Borrower or waiving or releasing rights of the Borrower, unless approved in writing by the Borrower), and then only in the specific instance and for the specific purpose given.

9.3    Costs, Expenses and Taxes.    The Borrower shall pay on demand the reasonable costs and expenses of the Agent in connection with the negotiation, preparation, amendment, execution and delivery of the Loan Documents and enforcement or attempted enforcement of the Loan Documents, including, without limitation, filing fees, recording fees, search fees, title insurance fees, appraisal fees, environmental assessment fees, search fees and other out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of its consultants and of any legal counsel (including internal counsel at reasonable hourly rates but only with respect to enforcement or attempted enforcement of the Loan Documents), independent public accountants and other outside experts retained by the Agent, and including, without limitation, any costs, expenses or fees incurred or suffered by the Agent in connection with or during the course of any bankruptcy or insolvency proceedings of the Borrower, the General Partners or DERA. The Borrower shall pay any and all documentary and other taxes (other than income or gross receipts taxes generally applicable to secured lenders) and all costs, expenses, fees and charges payable or determined to be payable in connection with this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify the Lenders from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge that the Lenders may suffer or incur by reason of the failure of any Party to perform any of its Obligations. In the event of litigation relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and disbursements and court costs. Any amount payable under this Section 9.3 shall bear interest from the eleventh day following the date of demand for payment at the Default Rate unless the Borrower in good faith is disputing its obligation to pay such amount and such good faith dispute remains unresolved or at the time such demand for payment is made the Agent fails to notify the Borrower that a failure to honor the demand within ten (10) days will result in the imposition of the charge referred to in this Section 9.3 and referencing this Section 9.3. Nothing contained in this Section 9.3 shall be deemed to obligate the Borrower to pay any costs or expenses incurred by the Lenders which relate to the transfer and/or sale of interests in the Loan other than syndication market tour expenses which shall be paid by Borrower but which shall not include legal, travel, lodging or any other syndication costs.

9.4    Nature of Lenders’ Obligations.    Nothing contained in this Agreement or any other Loan Document and no action taken by the Lenders pursuant hereto or thereto may, or may be deemed to, make the Lenders a partner of a partnership, an associate of an association, or a joint venturer of a joint venture or other entity, either with the Borrower or any Affiliate of the Borrower and, at all times, the relationship between the Lenders and the Borrower shall be that of a lender and a borrower, respectively. The obligations of any Lender hereunder shall be several and not joint obligations.

9.5    Reliance Upon Representations and Warranties.    All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Parties to any Loan Document have been or will be relied upon by the Lenders, notwithstanding any investigation made by the Lenders or on its behalf.

9.6    Notices.    Except as otherwise expressly provided in the Loan Documents: (a) all notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, certified or registered mail, return receipt requested, telegraphed, telecopied, delivered or sent by telex or cable or by Federal Express or other similar overnight mail service, to the appropriate party (and to the Persons so designated to receive copies thereof) at the addresses set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, to any other Persons and at any other addresses as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section 9.6; and (b) any notice, request, demand, direction or other communication given by telegram, telecopier, telex or cable or by Federal Express or other similar overnight mail service must be confirmed within 48 hours by letter mailed or delivered to the appropriate party as set forth above. Except as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt or the third Business Day after deposit in the United States mail with certified or registered postage prepaid; if given by telegraph or cable, when delivered to the telegraph company with charges prepaid; if given by telex or telecopier, when sent; or if given by personal delivery or by Federal Express or other similar overnight mail service, when delivered.

9.7    Execution of Loan Documents; Counterparts.    This Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

9.8    Indemnity by the Borrower.    The Borrower agrees to indemnify, defend, save and hold harmless the Lenders, their directors, officers, agents, attorneys and employees and their respective successors and assigns (collectively, the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than an Indemnitee) if (i) the claim, demand, action or cause of action directly or indirectly relates to a claim, demand, action or cause of action that such Person has or asserts against the Borrower, any Affiliate of the Borrower or any officer, director or partner of the Borrower and (ii) arises out of or relates to the relationship between the Borrower and the Lenders under any of the Loan Documents or the transactions contemplated thereby; and (b) any and all liabilities, losses, costs or expenses (including attorneys’ fees and disbursements and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct. Each Indemnitee is authorized to employ counsel of its own choosing in enforcing its rights hereunder and in defending against any claim, demand, action or cause of action covered by this Section 9.8; provided that each Indemnitee shall endeavor, in connection with any matter covered by this Section 9.8 which also involves other Indemnitees, to use reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees and shall endeavor further to engage one legal counsel or law firm to represent their collective interests so long as their interests do not conflict and there is no other reasonable and substantial basis for using separate counsel. Any obligation or liability of the Borrower to any Indemnitee under this Section 9.8 shall be and hereby is covered and secured by the Loan Documents and the Collateral, and shall survive the expiration or termination of this Agreement and the repayment of the Loan and the payment and performance of all other Obligations owed to the Lenders.

9.9    Nonliability of the Lenders.    The Borrower acknowledges and agrees that:

(a)    Any inspections of the Property made by or through the Agent are for purposes of administration of the Loan only and the Borrower is not entitled to rely upon the same;

(b)    By accepting or approving anything required to be observed, performed, fulfilled or given to the Agent pursuant to the Loan Documents, including any certificate, financial statement, insurance policy or other document, the Lenders shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Lenders;

(c)    The relationship between the Borrower and the Lenders is, and shall at all times remain, solely that of a borrower and lender; the Lenders shall not under any circumstance be construed to be a partner or joint venturer of the Borrower or its Affiliates; the Lenders shall not under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrower or its Affiliates, or to owe any fiduciary duty to the Borrower or its Affiliates; the Lenders do not undertake or assume any responsibility or duty to the Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform the Borrower or its Affiliates of any matter in connection with the Property, any Collateral held by the Lenders or the operations of the Borrower or its Affiliates; the Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Lenders in connection with such matters is solely for the protection of the Lenders and neither the Borrower nor any other Person is entitled to rely thereon; and

(d)    The Lenders shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to property caused by the actions, inaction or negligence of the Borrower and/or its Affiliates and the Borrower hereby indemnifies and holds the Lenders and their assignees harmless from any such loss, damage, liability or claim.

9.10    No Third Parties Benefitted.    This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of the Borrower and the Lenders in connection with the Loan, and is made for the sole protection of the Borrower, the Lenders, and the Lenders’ successors and assigns. Except as provided in Section 9.8 and 9.9 and in this Section 9.10, no other Person shall have any rights of any nature hereunder or by reason hereof.

9.11    Further Assurances.    The Borrower shall, at its expense and without expense to the Lenders do, execute and deliver such further acts and documents as the Agent from time to time reasonably requires for the assuring and confirming unto the Lenders of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention of facilitating the performance of the terms of any Loan Document, or for assuring the validity, perfection, priority or enforceability of any Lien under any Loan Document.

9.12    Integration.    This Agreement and the Exhibits and Schedules hereto, together with the other Loan Documents, comprise the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersede all prior or contemporaneous agreements, written or oral, on the subject matter hereof or thereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

9.13    Modifications and Amendments.    This Agreement may not be modified or amended orally or waived or modified in any manner except as expressly set forth herein. All modifications or amendments shall be by an agreement in writing signed by the party against whom enforcement is sought.

9.14    Effectiveness.    This Agreement shall become effective on the date on which all of the parties hereto shall have signed a counterpart hereof and shall have delivered the same to the other.

9.15    Governing Law.    Except to the extent otherwise provided therein, each Loan Document shall be governed by, and construed and enforced in accordance with, the local Laws of the State of California.

9.16    Severability of Provisions.    Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all the Loan Documents are declared to be severable.

9.17    Headings.    Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

9.18    Time of the Essence.    Time is of the essence of this Agreement and the other Loan Documents.

9.19    JURY TRIAL WAIVER, ETC.    THE BORROWER HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY LENDER IN CONNECTION WITH THE LOAN AND/OR THE LOAN DOCUMENTS, ANY AND EVERY RIGHT IT MAY HAVE TO (i) INTERPOSE ANY COUNTERCLAIM THEREIN, EXCEPT TO THE EXTENT THAT SAID COUNTERCLAIM MUST BE ASSERTED PURSUANT TO SECTION 426.30 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR OTHERWISE BE BARRED FROM BEING ASSERTED IN ANY OTHER ACTION AND (ii) HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING. NOTHING HEREIN CONTAINED SHALL PREVENT OR PROHIBIT THE BORROWER FROM INSTITUTING OR MAINTAINING A SEPARATE ACTION AGAINST ANY LENDER WITH RESPECT TO ANY ASSERTED CLAIM NOR SHALL IT PREVENT BORROWER FROM INTERPOSING A DEFENSE OR SEEKING AN INJUNCTION TO ENJOIN THE EXERCISE OF REMEDIAL REMEDIES IF THE BASIS FOR SUCH INJUNCTION IS A GOOD FAITH CLAIM THAT AN EVENT OF DEFAULT HAS NOT OCCURRED OR DOES NOT EXIST. THE BORROWER AND THE LENDERS HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVE, IN CONNECTION WITH ANY SUIT,

ACTION OR PROCEEDING BETWEEN THE BORROWER AND ANY LENDER IN CONNECTION WITH THE LOAN AND/OR THE LOAN DOCUMENTS, ANY AND EVERY RIGHT THEY MAY HAVE TO A TRIAL BY JURY.

9.20    Non-Recourse.    Section 5.19 of the Deed of Trust contains provisions under which the liabilities of the Borrower under the Loan will, under certain circumstances, be non-recourse and enforceable only against the Collateral. The terms and provisions of Section 5.19 of the Deed of Trust are incorporated herein by reference and shall be binding upon the Lenders with the same force and effect as if they were repeated herein.

9.21    Substitution of DERA.    Notwithstanding anything to the contrary contained herein or in the other Loan Documents, subject to receipt by Borrower of the prior written consent of the Lenders, which consent shall not be unreasonably withheld or delayed, the General Partners shall have the right to substitute a new general partner in place of DERA provided such substitution does not violate any term or provision contained in the partnership agreement of the General Partners and provided further that such substitute general partner shall be Controlled by at least three of the following: Dan Emmett, Jordan Kaplan, Chris Anderson and Ken Panzer; provided, however, if the substitute general partner is Controlled by less than three but not less than one of the foregoing Persons, the substitute general partner shall be approved if the Persons who Control the substitute general partner possess the qualifications and market experience substantially equivalent to the qualifications and market experience of the foregoing named Persons.

9.22    Property Management.    The Borrower represents to the Lenders that the Property is being managed by the Management Company pursuant to a Management Agreement. The Borrower shall give the Agent prompt written notice of the occurrence of a default under any Management Agreement then in effect. In no event shall the Management Company be removed or replaced or the terms of any Management Agreement be modified or amended without the prior written consent of the Lenders. Notwithstanding the foregoing, the Management Company may be replaced at the election of the Limited Partners in accordance with the terms of the partnership agreement of the General Partners, provided such Person replacing the Management Company has been approved by the Lenders, which approval shall not be unreasonably denied or delayed. After an Event of Default or a default under any Management Agreement then in effect, which default is not cured within any applicable grace or cure period, the Lenders shall have the right to terminate or to direct the Borrower to terminate, the Management Agreement upon thirty (30) days’ notice and to retain, or to direct the Borrower to retain, a new management agent approved by the Lenders.

9.23    Invoices.    The Agent shall submit to the Borrower on or before the due date an invoice covering any payment required to be made by the Borrower under this Agreement or under any of the other Loan Documents.

9.24    Standard of Reasonableness.    Wherever in this Agreement or the other Loan Documents the consent or approval of the Borrower or the Lenders is required, such consent and/or approval shall not be unreasonably withheld, denied or delayed except in such cases where this Agreement and/or the other Loan Documents expressly provide that such consent and/or approval may be given in such Person’s sole and absolute discretion.

9.25    Confidential Information; Press Releases.    Lenders agree to keep confidential any non-public information that it may receive from Borrower or otherwise discover with respect to Borrower or Borrower’s business pursuant to the Loan Documents or any investigation by Lenders thereunder (collectively “Confidential Information”), and not to use Confidential Information in order to compete with Borrower in Borrower’s markets and main line of business. The foregoing shall not limit disclosures: (a) specifically and previously authorized in writing by Borrower; (b) to any actual or prospective assignee or participant of Lenders so long as such actual or prospective assignee or participant has agreed in writing to keep such Confidential Information confidential in accordance with, and not to use such Confidential Information in violation of, the terms of this Section 9.25; (c) to legal counsel, accountants, auditors, environmental consultants, title insurance representatives and other professional advisors to each such Person so long as any such Person shall be informed in writing of the confidential nature of such Confidential Information and shall be directed to treat such Confidential Information confidentially and not to use such Confidential Information in violation of this Section 9.25; (d) to regulatory officials having jurisdiction over any such Person; (e) as required by legal process or in connection with any action to enforce the obligations of Borrower under the Loan Documents; and (f) of information which has previously become publicly available through the actions or inactions of a third party not, to such Person’s knowledge, in breach of an obligation of confidentiality to Borrower or which has become stale through the passage of time or other change in circumstances. Borrower hereby authorizes the Lenders to issue press releases, advertisements and other promotional materials in connection with their respective marketing activities, describing the Loan in general terms or in detail and the Lenders’ participation in the Loan. Such press releases shall be subject to Borrower’s prior approval, which approval shall not be unreasonably denied or delayed. All references to any of the Lenders in any press release, advertisement or promotional material issued by Borrower shall be approved in writing by the Agent and such Lenders in advance of issuance.

9.26    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, all future holders of the Note and their respective successors and permitted assigns. The Borrower may not assign its rights hereunder or under any of the other Loan Documents or any interest herein or therein without the prior written consent of the Lenders.

9.27    Participations and Syndication.

(a)    Appointment and Responsibilities of the Agent:

(1)    Appointment and Authorization.    Each Lender hereby designates and appoints LB Kiel, as the Agent of such Lender under this Agreement, and each of the other Loan Documents, and each such Lender authorizes the Agent as the agent for such Lender to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and each other Loan Document, together with such other powers as are reasonably incidental thereto. Only the Agent (and not one or more of the Lenders) shall have the authority to act for the Lenders under this Agreement and the Loan Documents and each Lender acknowledges that all notices, demands or requests from such Lender to the Borrower must be forwarded to the Agent for delivery to the Borrower; provided, however, such restrictions shall not preclude direct communications between the Lenders and the Borrower but it is understood that no agreements or actions of any Lender, other than the Agent, shall have any effect hereunder or under the Loan Documents. Each Lender acknowledges that the Borrower has no obligation to act or refrain from acting on instructions or demands of one or more Lenders absent written instructions from the Agent pursuant to its rights and authority hereunder. Notwithstanding any provision to the contrary contained in this Agreement or in the other Loan Documents, the Agent shall not have any duties or responsibilities, except those expressly herein set forth, or any fiduciary relationship with the Borrower or any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into this Agreement or the other Loan Documents or otherwise exist against the Agent. In performing its functions and duties hereunder and under the other Loan Documents, the Agent shall (i) take the same care as generally consistent with the standard of care utilized by prudent institutional commercial mortgage lenders in the United States in connection with similar mortgage loans which they own, subject to the limitations on liability contained herein and the provisions of this Agreement and the other Loan Documents and the requirements of applicable Laws and (ii) in the act solely as the agent of the Lenders and does not assume nor shall the Agent be deemed to have assumed any obligation or relationship of trust or agency with or for any other party or any of their respective successors and assigns.

(2)    Consultation with Experts.    The Agent may consult with legal counsel (including internal counsel and counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

(3)    Reliance by Agent.    The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, telex or teletype message, statement or other document or conversation (including telephonic communications) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, its internal counsel and counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless the Agent shall have received an executed Assignment and Acceptance Agreement in respect thereof. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Lenders required pursuant to this Agreement. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or the other Loan Documents in accordance with a request, approval or consent of the Lenders required by the terms of this Agreement, and such request, approval or consent and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

(4)    Notice of Default.

(i)    The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest or fees required to be paid to the Agent for the account of the

Lenders, unless the Agent has received notice from a Lender or the Borrower describing a material Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such material Default or Event of Default as shall be directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, the Agent shall take such action, or refrain from taking such action, with respect to such material Default or Event of Default as the Agent shall reasonably deem necessary to protect and preserve the Collateral and the Lenders’ rights and remedies under the Loan Documents. In no event shall the Agent be required to take any action which it determines to be contrary to Law. In no event shall the Agent be required to take any action which might expose the Agent to liability unless all of the Lenders shall require the Agent to take such action and indemnify the Agent against such liability.

(ii)    Each Lender agrees that it shall promptly notify the Agent in writing after it first has knowledge of any material Default or Event of Default. The Agent shall give a copy of any such notice received by the Agent to the other Lenders.

(5)    Deliveries of Documents to the Lenders.    The Agent shall promptly deliver to each of the Lenders copies of any and all documents, reports or other materials or notices delivered to the Agent by the Borrower that the Lenders are required to receive under the Loan Documents or any other material documents or notices delivered to the Agent by the Borrower or notices sent to the Borrower by the Agent.

(6)    Non-Reliance on Agent and Other Lenders.    Each Lender expressly acknowledges that neither the Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including, without limitation, any review of the affairs of the Borrower shall be deemed to constitute any representation or warranty by the Agent. Each Lender represents and warrants to the Agent that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate (including the Loan Documents and related information), (I) made its own appraisal of and investigation into the business, operations, property, prospects, financial and other condition, creditworthiness and solvency of the Borrower, (II) satisfied itself as to the due execution, legality, validity, enforceability, genuineness, sufficiency and value of any of the Loan Documents, the Collateral or any other instrument or document furnished pursuant to any Loan Document, (III) made its own determination as to the validity, effectiveness, perfection, value and adequacy of the Liens, and (IV) made its own decision to acquire its Assigned Amount and Percentage Interest of the Loan. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action hereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, prospects, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required pursuant to the Loan Documents to be furnished by the Agent to the Lenders (and which are, in fact, received by the Agent), the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of the

Borrower, which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

(7)    Indemnification.    The Lenders agree to indemnify the Agent (in its capacity as such) and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower as may be required under the Loan Documents) ratably in accordance with their respective Percentage Interests, from and against any and all liabilities, obligations, losses, damages, penalties, action, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for the Agent or such indemnified person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Agent or such Person shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Agent or such Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of this Agreement or any other Loan Document (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or such Person as determined by a court of competent jurisdiction).

(8)    Agent in its Individual Capacity.    With respect to the Assigned Amount owned by the Agent, the Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” shall include the Agent in its capacity as a Lender. LB Kiel hereby agrees that at all times during the term of the Loan so long as no Event of Default has occurred and is continuing it will (i) retain a Percentage Interest in the Loan of not less than 27.7778% or (ii) hold a Loan Amount of not less than $25,000,000.

(9)    Appointment of a Successor Agent.    The Agent may resign at any time by giving twenty (20) Business Days’ notice thereof to the Lenders and the Borrower. Upon any resignation by the Agent, the Required Lenders shall have the right to appoint a successor Agent upon prior notice to the Borrower; provided, however, that if no Event of Default by the Borrower has occurred and is continuing, the appointment of such successor Agent shall require the prior approval of the Borrower, which approval shall not be unreasonably withheld or delayed. If no successor Agent shall have been so appointed by the Required Lenders (and, if applicable, reasonably consented to by the Borrower), and shall have accepted such appointment, within thirty (30) days after the resigning Agent gives notice of resignation, then the resigning Agent may, on behalf of the Lenders, upon prior notice to the Borrower, appoint a successor Agent, which shall be an Eligible Lender; provided, however, that if no Event of Default by the Borrower has occurred and is continuing, the appointment of such successor Agent shall require the prior approval of the Borrower, which approval shall not be unreasonably withheld or delayed. Upon the acceptance of its appointment as the Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all of the rights and duties of the resigning Agent, and the resigning Agent shall be discharged from its duties and obligations hereunder thereafter arising. After any resigning Agent’s resignation hereunder as Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent; provided, however, to the extent that the Agent is liable for any gross negligence or willful misconduct prior to the Agent’s resignation hereunder such liability will survive the Agent’s resignation.

(10)    Removal of Agent.    The Agent may be removed as Agent by the Required Lenders for “cause.” In such event, the Required Lenders shall appoint a successor Agent upon prior notice to the Borrower; provided, however, if no Event of Default by the Borrower has occurred and is continuing, the appointment of said successor Agent shall require the prior approval of the Borrower, which approval shall not be unreasonably withheld or delayed. As used herein the term “cause” shall mean the occurrence of one or more of the following events:

(i)    Agent’s actual fraud in a material respect upon the parties to the Loan Agreement:

(ii)    Agent’s gross negligence in the performance of any of its material obligations under the Loan Agreement;

(iii)    Agent’s willful misconduct in a material respect; or

(iv)    in the event LB Kiel fails to comply with the terms of 9.27(a)(8) (interests assigned to an Affiliate of LB Kiel shall be deemed retention of the Percentage Interest and Loan Amount so assigned).

(b)    The Loans:

(1)    Individual Loans.    The Borrower hereby acknowledges that the assignment of portions of the Loan by a Lender to another Lender will create as to each Lender an Individual Loan evidenced by each Lender’s respective Note and collectively secured by the Deeds of Trust and governed by the other Loan Documents. The Borrower shall look solely to each Lender (including LB Kiel, in its capacity as a Lender) for the performance of such Lender’s obligations, covenants and agreements under the Loan Documents on the part of each Lender to be performed or observed with respect to each Lender’s Individual Loan, subject to and upon the conditions, limitations and restrictions set forth herein and in the other Loan Documents.

(2)    Distributions to the Lenders.    The Borrower shall make all payments under the Loan Documents of principal of, and interest on, the Loans to the Agent as provided in Section 2.13(a) hereof. Upon receipt by the Agent of any such payment under the Notes, the Agent shall promptly distribute such funds to each Lender in its proper share, subject, however, to Section 9.27(e) hereof in respect of any distributions which would, but for such provision, have been made to a Defaulting Lender. At Agent’s election, Agent may, but shall not be required to, on the date of each scheduled payment due from Borrower on the Note or under any other Loan Document prefund to the other Lenders their respective shares of such payment. Should such payment not be received by Agent, on the date when due, upon receipt of notice from Agent, each Lender shall immediately wire transfer to Agent the amount prefunded by Agent to it.

(3)    Priority of Loans.    Except as otherwise provided in Section 9.27(e), each Lender’s Individual Loan shall be of equal priority with each other Lender’s Individual Loan, and no Individual Loan shall have priority or preference over any other Individual Loan or the security therefor.

(4)    Books and Records.    The Agent shall keep customary books and records relating to the Loan (including, without limitation, copies of the Loan Documents), and such books and records shall be available at the Agent’s office for the Lenders’ reasonable inspection during the Agent’s normal business hours. The original Loan Documents shall be kept at the Agent’s address set forth on the signature pages of this Agreement, or at such other branch office of Agent as may be designated from time to time by the Agent and shall be made available to any Lender for inspection at such office within a reasonable period of time following such Lender’s written request to inspect same. Upon the written request of any Lender, the Agent shall provide copies of such books and records to the Lender so long as the Lender’s request is not unreasonable.

(c)    Decisions:

(1)    Decisions of the Lenders.    Except as expressly set forth in Section 9.27(c)(2), (3) and (4) hereof, all Decisions shall be implemented or effected by the Agent. The Agent may request a Decision with respect to matters described in Sections 9.27(c)(2) or (3) hereof at any time by making a request for such Decision in writing to all of the Lenders and delivering the same to each of the Lenders in the manner specified in Section 9.6 hereof. Such request shall (i) contain an adequate description of the Decision being requested and (ii) specify the reasons for such request. Such Decision may also be requested by telephone to each of the Lenders and the Decision thus requested shall be deemed given if the Agent has received written approval of such Decision from the Required Lenders. If a Lender does not deliver to the Agent a written objection thereto within ten (10) Business Days after hand delivery by the Agent, or twelve (12) Business Days after mailing or delivery to an express courier service of the request of the Agent, such Lender shall be deemed to have approved the requested Decision so long as such Decision, is not governed by the terms of Section 9.27(c)(2) hereof. Any Decision which constitutes a modification or amendment to the Loan Documents, a waiver of any material term or provision of the Loan Documents or a consent to the departure by the Borrower therefrom shall be in writing whether the consent of the Lenders is required or not and the Agent shall give written notice to the Lenders of any such waiver or consent in accordance with the terms of this Agreement.

(2)    Unanimous Approvals by the Lenders.    Neither the Agent nor any Lender shall (i) extend the Maturity Date, (ii) reduce the rate of interest on any Obligations, (iii) reduce the principal amount of any Obligations, (iv) release any of the Collateral (except as otherwise expressly contemplated by the Loan Documents), (v) exercise any set-off or similar right against the Borrower, (vi) enter into any modification, renewal or termination of the Nestle Lease, (vii) change any provision of this Section 9.27(c)(2) or the definition of Required Lenders, or (viii) release any obligor as an obligor under any Loan Document, in each case without the written consent of all the Lenders.

(3)    Approvals by the Required Lenders.

(i)    Whenever the consent or approval of the Lenders (as opposed to the Agent) is required under this Agreement, except as to those matters which require unanimous approval pursuant to Section 9.27(c)(2) hereof, such consent or approval shall be deemed given upon the receipt by the Agent of the written consent or approval of the Required Lenders.

(ii)    Upon the Agent’s receipt of a notice of default (as described in Section 9.27(a)(4) hereof), the Agent shall consult with the Lenders to determine a course of action which is acceptable to the Required Lenders. Subject to Section 9.27(a)(4)(i) and 9.27(c)(2) hereof, the Agent shall pursue such course of action approved by the Required Lenders in respect of any Default or Event of Default, including, without limitation, acceleration of the indebtedness, commencement of any suit to foreclose upon and/or acquire title to the Collateral in connection with such foreclosure, or the defense, settlement or compromise of any claims for liens which are prior to the Lien. In the event that the Required Lenders cannot decide which remedies, if any, are to be pursued, the Agent may take such action as it deems advisable and in the best interests of the Lenders.

(iii)    The Agent agrees to take such action as the Required Lenders shall direct in connection with (I) the sale or other disposition of the Collateral, (II) the operation, repair, preservation, improvement and management of the Collateral if the Agent or any nominee acting on behalf of the Agent and/or the Lenders acquires title to or possession of the Collateral in connection with the realization of the security for the Loan, and (III) any disposition of the Collateral after an acquisition of title to or possession of the Collateral in connection with the realization of the security for the Loan. With respect to clause (I) above, if the Agent has not been directed by the Required Lenders within the time period set forth in Section 9.27(c)(1) of this Agreement as to what action to take at the sale of the Collateral, the Agent shall bid at such sale the amount the Agent shall deem reasonable to protect, preserve and enforce the rights and claims of the Lenders in respect of the Collateral (which may be bid in increments and with such initial bid, interim bids and/or final bid as the Agent considers advisable) up to the then outstanding balance of the Loan, including principal, interest, costs and attorneys fees. Agent is expressly authorized to bid less than such amount, if in Agent’s judgment it is reasonable to do so, giving consideration to the value of the Collateral and the financial status of any Persons that may be liable for the Obligations as disclosed by the most recent financial statements received by the Agent with respect to such Persons. With respect to clause (II) above, if the Agent is not directed by the Required Lenders within the time periods set forth in Section 9.27(c)(1) of this Agreement, the Agent shall take such actions as are reasonable and necessary for responsible operation and management of the Collateral. With respect to clause (III) above, if the Agent is not directed within the time periods set forth in Section 9.27(c)(1) of this Agreement, the Agent shall take such actions as the Agent shall deem reasonable to protect, preserve and enforce the rights and claims of the Lenders in respect of the Collateral.

(iv)    Any amendment or modification to the terms of the Loan Documents not requiring unanimous approval of the Lenders pursuant to Section 9.27(c)(2) above and any Decision which constitutes a waiver of any material term or provision of the Loan Documents or the consent to a material departure by the Borrower therefrom shall be made and/or given only with the consent of the Required Lenders.

(4)    Non-Material Waivers and Consents.    Except as otherwise provided in Sections 9.27(c)(2) and (3) above, the Agent may waive any non-material provision of the Loan Documents or consent to any non-material departure by the Borrower from the terms and provisions of the Loan Documents; provided, however, any such waivers and consents shall be effective only upon the execution by the Agent of a written agreement to that effect. The Agent shall give written notice to the Lenders of any such waiver or consent. For purposes of this Section 9.27(c)(4), the Agent shall determine (in its sole discretion) whether or not a waiver or departure is material, it being the understanding of the Lenders that such waiver or departure shall be considered non-material if it is administrative or technical in nature and does not involve matters of bankruptcy, payments of interest or principal, or matters which adversely affect the value of the Collateral.

(5)    Losses and Expenses.    All losses, costs, expenses, disbursements, liabilities, fees (including reasonable attorneys’ fees and disbursements), obligations, damages, suits, actions and penalties of any kind or nature whatsoever (collectively, a “Loss”) incurred by the Agent (in its capacity as Agent) in connection with the Loan, the enforcement thereof, or the realization of the security therefor shall be borne by the Lenders in accordance with each Lender’s Percentage Interest.

(i)    Each Lender shall within ten (10) Business Days of receipt of a written request by the Agent, reimburse the Agent (to the extent not otherwise reimbursed by the Borrower) for such Lender’s Percentage Interest of (I) any out-of-pocket expenses incurred by the Agent in connection with any Default or Event of Default under the Loan Documents (including, without limitation, reasonable fees and disbursements of outside counsel), (II) any advances made (x) to pay taxes or insurance, (y) to preserve and protect the Agent’s and the Lenders’ liens against the Collateral, protect, complete, repair, alter, renovate, operate, manage, market and/or sell, the Collateral, or (z) to own, operate, manage, improve, alter, complete, renovate, repair, market and/or sell the Collateral after the acquisition thereof by the Agent or any nominee acting on behalf of the Agent and/or the Lenders, and (III) any other expenses incurred to the extent not reimbursed by the Borrower in connection with the enforcement of the Loan Documents.

(ii)    Each of the Lenders hereby agrees and acknowledges that the Agent may, following acquisition of the Collateral, whether by foreclosure or otherwise, elect to vest title thereto in the Agent or any Subsidiary or other nominee of the Agent, for the benefit of the Lenders ratably, and the provisions of this Agreement shall govern and control with respect to the relationship among the Lenders thereafter.

(d)    Successors and Assigns; Participations; Assignments:

(1)    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agent, all future holders of the Notes and their respective successors and permitted assigns. The Borrower may not assign its rights hereunder or under any of the other Loan Documents or any interest herein or therein without the prior written consent of all of the Lenders. The Lenders may participate, assign or sell all or any portion of their interest in an Individual Loan only as effected by operation of law in connection with the merger, consolidation or dissolution of any Lender or as provided in this Section

9.27(d). Notwithstanding the foregoing, any Lender may at any time assign all or any portion of its rights under this Agreement and the Loan Documents to a Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder. The assigning Lender shall notify the Agent in writing of such transfer and promptly upon being notified in writing of such assignment, the Agent shall notify the Borrower and the other Lenders of such occurrence.

(2)    Participations.    Any Lender may sell to one or more of its Affiliates (each a “Participant”) a participating interest in its Individual Loan, the Note held by such Lender and/or any other interest of such Lender under the Loan Documents; provided, however, the Participant to which a participating interest has been sold shall not be treated as a Lender hereunder and, provided, further, any Lender selling a participating interest in its Individual Loan shall under the terms of its participation agreement retain the right to make Decisions under this Agreement as if no such participating interest has been sold. Notwithstanding any such sale by a Lender of a participating interest, such Lender’s rights and obligations hereunder shall remain unchanged, such Lender shall remain solely responsible for its performance hereunder, such Lender shall remain the holder of its Note for all purposes hereunder and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(3)    Assignments.    Subject to the provisions of this Section 9.27(d), any Lender may assign to any other Lender or any Affiliate of a Lender or, with the consent of the Agent, to any Eligible Lender (or, if an Event of Default has occurred and is continuing, any institution) all or any part of its interest in an Individual Loan; provided, however, the amount of the Individual Loan so assigned shall be not less than $10,000,000, shall be in integral multiples of $1,000,000 and, if less than an entire Individual Loan is to be assigned, the assigning Lender shall retain an Individual Loan of not less than $10,000,000. The assigning Lender shall give the Agent not less than thirty (30) days prior written notice of such assignment, which notice shall include the identity of the proposed Assignee and sufficient financial information for the Agent to evaluate such proposed Assignee. If the approval of the Agent is required, the Agent shall, within 15 days after receipt of such notice and accompanying information, notify the assigning Lender whether the proposed assignment has been approved, which approval shall not be unreasonably withheld.

(i)    Upon an assignment of all or a portion of a Lender’s Individual Loan, in accordance with the terms and conditions hereof, the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in its records, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500 payable by the assigning Lender. Upon such execution, delivery, payment, acceptance and recording, from and after the effective date specified in each such Assignment and Acceptance, which effective date shall be at least three (3) Business Days after the delivery thereof to the Agent, (I) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and under the Loan Documents and (II) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and under the

Loan Documents from and after the date of such Assignment and Acceptance as to the portion of its Individual Loan which was assigned (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement and under the Loan Documents, such Lender shall cease to be a party hereto and thereto.)

(ii)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (I) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other instrument or document furnished pursuant hereto; (II) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (III) such Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements of the Borrower and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (IV) such Assignee shall, independently and without reliance upon the Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (V) such Assignee appoints and authorizes the Agent to take such action and to exercise such power under this Agreement as is delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (VI) such Assignee agrees that it shall perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(iii)    The Agent shall maintain a record of the names and addresses of the Lenders and the principal amount owing to each Lender from time to time. Such record shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is so recorded as a Lender hereunder for all purposes of this Agreement. Such record shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(iv)    Upon its receipt of an Assignment and Acceptance properly completed and executed by an assigning Lender and its Assignee, together with any Note subject to such assignment, the Agent shall, if such Assignment and Acceptance has been authorized hereunder, (I) accept such Assignment and Acceptance, (II) record the information contained therein and (III) give notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, without charge to the Agent or the Lenders, shall execute and deliver to the Agent a new Note to the order of such Assignee in an amount equal to the Assigned Amount assigned to such Assignee and a new Note to the assigning Lender in an amount equal to the amount of the Individual Loan retained by the assigning Lender. Such new Notes shall be dated the date of such Assignment and Acceptance and shall otherwise be in the form of the prior Note held by such assigning Lender. Notwithstanding the surrender of the Note by the assigning Lender, the amounts accrued and unpaid under such surrendered Note prior to the effective date of the Assignment and Acceptance shall continue to constitute existing debt and remain payable by the Borrower to the assigning Lender. The assigning Lender and the Assignee shall directly between themselves make all appropriate adjustments in payments under this Agreement and the Note for periods prior to the effective date of the Assignment and Acceptance.

(e)    Defaulting Lenders:

(1)    Lender’s Failure to Fund Expenses.    In the event of a failure of any Lender to reimburse the Agent for any sums demanded by the Agent pursuant to Section 9.27(c)(5) hereof (after ten (10) Business Days’ notice from the Agent), the Agent, upon five (5) Business Days’ notice, may deduct such Lender’s pro rata share of said expenses, together with interest thereon at the Default Rate, from such Lender’s distributions as set forth in Section 9.27(b)(2) unless the Lender’s failure to reimburse the Agent for sums so demanded is a result of a good faith dispute as to whether such expenses are proper, in which case the Agent and the Lender shall, in good faith, attempt to resolve the dispute and the Lender shall not be subject to the set-off right hereunder until the earlier of (i) five (5) Business Days following resolution of the dispute or (ii) sixty (60) Business Days from the date of the original demand by the Agent to the Lender. The Agent shall be entitled to set off and to appropriate and apply any Defaulting Lender’s distributions until the Agent has been fully reimbursed for such expenditures.

(2)    Voting Rights.    Notwithstanding anything to the contrary contained herein, a Defaulting Lender shall not be entitled to vote on any matter as to which a vote by the Lenders is required hereunder, including, without limitation, any actions or consents on the part of the Agent as to which the approval or consent of all the Lenders or the Required Lenders is required under Sections 9.27(c)(2) or (3) hereof, so long as such Lender is a Defaulting Lender. For purposes of any such vote, the Agent shall recalculate the Percentage Interests of all Lenders which are not Defaulting Lenders as if the Individual Loans of the Defaulting Lenders do not exist.

(3)    Remedies.    In addition to and not in limitation of the terms and provisions of Section 9.27(e)(1) and (2) hereof, the Borrower, the Agent and each of the Lenders, which are not Defaulting Lenders, may in their respective sole and absolute discretion, exercise any and all other rights and remedies available at Law or in equity in respect of a Defaulting Lender.

(f)    Miscellaneous:

(1)    Amounts Received by the Lenders.    No Lender shall accept, receive or apply any repayment with respect to its Individual Loan in any form or manner, whether by counterclaim, set-off or otherwise, other than as may be expressly provided in the Loan Documents or in this Agreement, except upon prior written agreement of all of the other Lenders. If, however, any Lender obtains any payment under any Loan Document, such Lender shall act as a trustee for the benefit of the other Lenders to the extent that such Lender has received a repayment in an amount in excess of its Percentage Interest of all repayments made by the Borrower under all of the Loans and said Lender shall pay over such excess payment to the Agent for distribution to the other Lenders in accordance with their respective Percentage Interests in the Loan.

(2)    No Joint Venture.    Neither the execution of this Agreement nor the selling of an interest in the Loan and the security therefor, nor any agreement to share in profits or losses as provided herein is intended to be, nor shall it be construed to be, the formation of a partnership or joint venture among the Lenders.

(3)    Acknowledgment by Parties Hereto.    The agreement to and acceptance of this Agreement by the parties hereto, indicated by the execution of this Agreement, shall evidence (i) each Person’s acceptance of all the terms and conditions of this Agreement and the other Loan Documents and (ii) each Person’s consent to the Agent’s acting as the Agent on behalf of the Lenders with regard to all aspects of the administration, enforcement and collection of the Loan and to all matters pertaining to the Loan Documents as provided for in the Loan Documents and herein.

(4)    Right of Lenders and Agent to Transact Business.    The Lenders and the Agent and/or any of their Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, the General Partners, DERA, or any other Person without any duty to account therefor to the other Lenders and/or the Agent, as the case may be.

(5)    Exculpatory Provisions.    The Agent shall not be (i) liable for any action lawfully taken by it or any Person described in Section 9.27(a)(2), hereof or in connection with this Agreement or any other Loan Document (except for the Agent’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower, a Lender or any other Party contained in this Agreement or any other Loan Document, or by the Borrower, a Lender or any other Party in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, any other Loan Document or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any such certificate, report, statement or other document, or for the value of any Collateral, or for any failure of the Borrower, any Lender or any other Party to perform or observe their obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, or the books or records of the Borrower. This Section 29.7(f)(5) is intended to govern solely the relationship between the Agent, on the one hand, and the Lenders, on the other.

(6)    Withholding Taxes.    Each Lender represents that it is entitled to receive any payments to be made to it hereunder without the withholding of any tax and will furnish to the Agent such forms, certifications, statements and other documents as the Agent may request from time to time to evidence such Lender’s exemption from the withholding of any tax imposed by any Governmental Agency or to enable the Agent to comply with any applicable Laws or regulations relating thereto. Without limiting the generality of the foregoing, if any

Lender is not created or organized under the laws of the United States of America or any state thereof, in the event that the payment of interest by the Borrower is treated for U.S. income tax purposes as derived in whole or in part from sources from within the U.S., such Lender shall furnish to the Agent Form 4224, Form W-8BEN or Form 1001 of the Internal Revenue Service, or such other forms, certifications, statements or documents, duly executed and completed by such Lender, as evidence of such Lender’s exemption from the withholding of U.S. income tax with respect thereto. The Agent shall not be obligated to make any payments hereunder to such Lender in respect of the Loan until such Lender shall have furnished to the Agent the requested form, certification, statement or document.

(7)    Limitation of Liability.    No claim may be made by the Borrower or any other Person against the Agent or any Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of such Persons for any punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower hereby waives, releases and agrees not to sue upon any claim for any such punitive damages.

(8)    Assigned Amount.    It is understood and agreed that the Assigned Amount allocated to each of the Lenders pursuant to the terms and conditions of this Agreement may not be increased or decreased without the prior written consent of the Lender whose Assigned Amount is to be increased or decreased.

9.28    Financing Statements.    Borrower hereby authorizes and consents to the filing by Lenders of UCC-1 Financing Statements in the appropriate governmental office for the purpose of perfecting Lenders’ security interest in any Personal Property.

9.29    Leasing Matters.

(a)    Prior to entering into any new lease, Borrower shall prepare and submit to Agent for Agent’s prior approval, which approval shall not be unreasonably withheld or delayed, a standard lease form (“Standard Lease Form”). Borrower shall not enter into any lease which is not an Approved Lease.

(b)    Leases prepared on the Standard Lease Form and which are not Major Leases shall be deemed Approved Leases. All Major Leases of the Building shall require the approval of the Agent or the Required Lenders as follows:

(i)    Major Leases which affect together with any other existing leases with the same tenant up to 54,000 square feet of rentable space in the Building or which would affect up to 10% of the gross rental income of the Building must be submitted to and approved by the Agent in writing in each instance as to: (A) the economic and other terms of every such lease and occupancy agreement; (B) the creditworthiness of the tenant under such a lease; (C) each guarantor of a tenant’s obligations, if any; (D) any consent to subletting or assignment if the original tenant is relieved of liability under such a lease; (E) any modification, waiver or amendment to such lease that reduces rent, reduces the term or limits a tenant’s liability thereunder; and (F) any termination, cancellation or surrender of such a lease other than as permitted by the lease or upon a default by a tenant;

(ii)    Major Leases which affect together with any other existing leases with the same tenant more than 54,000 square feet of rentable space in the Building or which affect more than 10% of the gross rental income of the Building, must be submitted to and approved by the Required Lenders as to those items detailed in subsections (A) through (F) of the prior paragraph;

(iii)    Any Major Lease or modification or amendment to a Major Lease, which has been so approved by Agent, or Required Lenders, as the case may be, shall be an Approved Lease.

9.30    Borrower’s Request.    Any request by Borrower for an approval from Agent or Required Lenders with respect to leasing matters shall be accompanied, at a minimum, by the following: (a) the proposed lease or amendment or modification thereof complete with all applicable schedules and exhibits; (b) a complete copy of any proposed guaranty; (c) comprehensive financial information with respect to the proposed tenant and, if applicable, the proposed guarantor (as to new leases or amendments or modifications to existing leases involving material economic changes); (d) a brief written summary of the proposed permitted uses and a discussion of how such uses relate to other tenancies then existing at the Building; and (e) an executive summary of the terms and conditions of the proposed lease, and, if applicable, the proposed guaranty.

9.31    Agent and Lender Response.    Borrower shall endeavor to keep Agent informed with respect to leasing matters requiring Agent’s or Required Lenders’ approval under Section 9.29(b) of this Agreement prior to finalizing such leasing matters. Specifically, Borrower shall endeavor to provide to Agent the following documents (collectively, the “Lease Package”): (a) with respect to a new lease, information regarding the prospective tenant’s business, character and creditworthiness and a signed letter of intent with the prospective tenant, containing all of the material terms of the proposed lease; or (b) with respect to a renewal, amendment or termination of an existing lease, a signed letter of intent or proposal with the tenant, containing all of the material terms of the proposed renewal, amendment or termination. Agent and, if applicable, the Required Lenders shall act on requests from Borrower for any approval under Section 9.30 of this Agreement in a commercially reasonable manner and shall respond to any such request by the later of the following dates (“Response Time”): if only Agent’s approval is required, ten (10) Business Days after Agent’s receipt of the Lease Package for the specific transaction; or, if a Lease Package has previously been provided to Agent, five (5) Business Days after Agent’s receipt of the final lease or lease renewal, amendment or termination, as the case may be, provided the Lease Package was delivered at least five (5) Business Days previously and no material change to the Lease Package has occurred; if the approval of the Required Lenders is required, fifteen (15) Business Days after the Required Lenders’ receipt of the Lease Package for the specific transaction; or, if a Lease Package has previously been provided to Required Lenders, ten (10) Business Days after Required Lenders receipt of the final lease or lease renewal, amendment or termination, as the case may be, provided the Lease Package was delivered to the Required Lenders at least five (5) Business Days previously and no material change has occurred to the Lease Package. If Agent, and if applicable, Required

Lenders do not respond within the Response Time, Borrower’s request shall be deemed approved. Agent’s and, if applicable, the Required Lenders’ response may consist of an approval or disapproval of the request, or a conditional approval thereof subject to specified conditions, or a request for further data or information, or any combination thereof. Whenever reasonably possible all Borrower’s requests for lease approvals shall be accompanied by an express description of any deviations from the Standard Form Lease. After a new lease or an amendment is signed, copies of them shall be delivered to Agent. Borrower shall have the right to execute leases requiring Agent’s and, if applicable, the Required Lenders’ approval prior to Agent’s and, if applicable, the Required Lenders’ giving such approval, provided that any such lease states that its effectiveness is subject to receipt of Agent’s or, if applicable, Required Lenders’ approval.

9.32    Subordination, Non-Disturbance and Attornment Agreements.    At the request of Agent, each tenant shall be required to enter into a Subordination, Non-Disturbance and Attornment Agreement with Agent. If the lease is not a Major Lease, paragraph 4 of the Subordination, Non-Disturbance and Attornment Agreement may be amended to read as follows: “The Tenant shall not, without the prior written consent of the Mortgagee prepay any of the rents, additional rents or other sums due under the Lease for more than one (1) month in advance of the due date thereof.” Agent shall, upon request of Borrower, enter into a Subordination, Non-Disturbance and Attornment Agreement with respect to any Major Lease approved by Lender or the Required Lenders, as applicable and, each lease entered into subsequent to the Closing Date shall obligate the tenant thereunder to enter into a Subordination, Non-Disturbance and Attornment Agreement upon the request of Agent.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

“BORROWER”

DOUGLAS EMMETT JOINT VENTURE, a California general partnership
By:	Douglas Emmett Realty Fund, a California Limited Partnership, general partner
	By:	Douglas Emmett Realty Advisors, a California corporation, General Partner
		By:	/s/ Jordan L. Kaplan
Jordan L. Kaplan
Chief Financial Officer
By:	Douglas Emmett Realty Fund No. 2, a California Limited Partnership, general partner
	By:	Douglas Emmett Realty Advisors, a California corporation, General Partner
		By:	/s/ Jordan L. Kaplan
Jordan L. Kaplan
Chief Financial Officer
Its Vice President
Address:
Douglas Emmett Joint Venture
808 Wilshire Boulevard, Suite 200
Santa Monica, California 90401
Attn:	Mr. Jordan L. Kaplan
Mr. Jon Dishell
Telephone: (310) 255-7700
Telecopier: (310) 255-7702

With a copy to:
Allen, Matkins, Leck, Gamble & Mallory
515 South Figueroa Street
7th Floor
Los Angeles, California 90071
Attn: David A. B. Burton, Esq.
Telephone: (213) 955-5610
Telecopier: (213) 620-8816
“LENDER”

LANDESBANK SCHLESWIG-HOLSTEIN GIROZENTRALE, KIEL, a German chartered bank
By:	/s/ Michael Adamska
Dr. Michael Adamska
Its: Senior Vice President
By:	/s/ Ulf Sonnabend
Ulf Sonnabend
Its: Vice President
Address:

International Real Estate Finance
Martensdamm 6
24103 Kiel
Germany
Attention: Mr. Hans Loetzer
with a copy to:
Loeb & Loeb LLP
1000 Wilshire Blvd., Suite 1800
Los Angeles, California 90017
Attn: Joseph P. Heffernan, Esq.
Telephone: (213) 688-3602
Telecopier: (213) 688-3460
[Signatures continued on next page]

“AGENT”

LANDESBANK SCHLESWIG-HOLSTEIN GIROZENTRALE, KIEL, a German chartered bank
By:	/s/ Michael Adamska
Dr. Michael Adamska
Its: Senior Vice President
By:	/s/ Ulf Sonnabend
Ulf Sonnabend
Its: Vice President

TABLES OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	-	Assignment and Acceptance Agreement
Exhibit B	-	Subordination, Non-Disturbance and Attornment Agreement

SCHEDULES

Schedule 3.1 (b)	-	Debt Service Coverage Closing Certificate
Schedule 4.6	-	Other Liabilities and Material Adverse Changes
Schedule 4.8	-	Litigations
Schedule 4.10	-	Plans
Schedule 4.13	-	Tax Matters
Schedule 4.16	-	Intangible Assets
Schedule 5.14	-	Debt Service Coverage Ratio Certificate
Schedule 7.1 (e)	-	Compliance Certificate

i